Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

MUTUAL OF OMAHA INSURANCE COMPANY,

OMAHA FINANCIAL HOLDINGS, INC.,

MUTUAL OF OMAHA BANK,

CIT GROUP INC.

AND

CIT BANK, NATIONAL ASSOCIATION

DATED AS OF AUGUST 12, 2019

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit 1	Reference Balance Sheet

Exhibit 2	Illustrative Calculation of Closing Date Cash Consideration

Exhibit 3	Transition Services Agreement Guidelines

Schedules

Schedule A	Certain Employees

Schedule B	Accounting Referee

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This AGREEMENT AND PLAN OF MERGER is made and entered into as of August 12, 2019, among Mutual of Omaha Insurance Company, a Nebraska insurance company (“Seller Parent”), Omaha Financial Holdings, Inc., a Nebraska corporation and wholly owned subsidiary of Seller Parent (“Seller”), Mutual of Omaha Bank, a federal savings bank and wholly owned subsidiary of Seller (“Seller Bank”), CIT Group Inc., a Delaware corporation (“Purchaser Parent”) and CIT Bank, National Association, a national banking association and wholly owned subsidiary of Purchaser Parent (“Purchaser Bank”).

RECITALS

WHEREAS, Seller Parent has determined that it is in its and its policyholders’ best interests, and each of Seller and Seller Bank has determined that it is in its and its stockholder’s best interests, to enter into a strategic transaction involving, subject to the terms and conditions set forth herein, the merger of Seller Bank with and into Purchaser Bank (the “Merger”), so that Purchaser Bank is the surviving bank (hereinafter sometimes referred to in such capacity as the “Surviving Bank”);

WHEREAS, on or prior to the consummation of the Merger, the parties desire for Seller Bank to take any combination of the following actions that results in each Subsidiary of Seller Bank as of the date hereof ceasing to be a direct or indirect Subsidiary of Seller Bank as of the effective time of the Merger: (i) declare and pay a dividend to Seller consisting of (A) all the issued and outstanding common stock, par value $0.0001 per share, of Synergy One Lending, Inc., a wholly owned Subsidiary of Seller Bank (“Synergy One” and such shares, the “Synergy Ones Shares”), (B) all the issued and outstanding common stock, par value $1.00 per share, of OMAFIN, Inc., a wholly owned Subsidiary of Seller Bank (“OMAFIN” and such shares, the “OMAFIN Shares”) and/or (C) all the outstanding ownership interests of SB Capital Investment Fund, LLC, a wholly owned Subsidiary of Seller Bank (“SB Capital” and such interests, the “SB Capital Interests”), (ii) wind down the operations of, and liquidate, any of Synergy One, OMAFIN and/or SB Capital; (iii) sell or otherwise transfer the Synergy One Shares, the OMAFIN Shares and/or the SB Capital Interests to a third party or (iv) take any other action (including any combination of actions described in clauses (i), (ii) and (iii) above) that results in Seller Bank ceasing to have any direct or indirect Subsidiaries as of the Effective Time;

WHEREAS, contemporaneously with the execution of this Agreement, and as a material inducement to the willingness of Purchaser Parent and Purchaser Bank to enter into this Agreement, each of the individuals set forth on Schedule A has entered into an offer letter with Purchaser Parent, which will be conditioned upon the occurrence of the Closing and effective as of the Closing Date.

NOW, THEREFORE, in consideration of these premises and of the mutual covenants, representations and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01	Definitions.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth below, including for purposes of the Preamble and the Recitals hereof:

“Accounting Principles” means the accounting procedures, rules, standards, classifications, estimations, assumptions, policies, practices and methodologies used in the preparation of the consolidated financial statements of Seller Bank and its Subsidiaries as of June 30, 2019, which shall be in accordance with GAAP and the requirements of the applicable Governmental Authorities, applied consistently and without any changes or modifications (including changes or modifications to classifications, judgments or estimation methodology) except (i) to reflect any changes in GAAP or the requirements of the applicable Governmental Authorities that apply in any specific period and (ii) as changed, modified or clarified by the accounting procedures and methodologies specified in the Reference Balance Sheet.

“Accounting Referee” has the meaning set forth in Section 2.05(c).

“Acquired Group IT Assets” has the meaning set forth in Section 3.02(q)(5).

“Acquisition Proposal” has the meaning set forth in Section 4.06.

“Acquisition Target” has the meaning set forth in Section 4.07(b)(3).

“Adjustment Payment Date” has the meaning set forth in Section 2.05(d).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance herewith, including all Disclosure Schedules, other Schedules and Exhibits hereto, all of which are hereby incorporated and made a part of this Agreement.

“Ancillary Agreements” means the TSA and all other documents to be delivered at Closing, in accordance with this Agreement.

“Applicable Requirements” means, as of the time of reference, (i) all applicable Laws relating to the origination, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Seller Bank Mortgage Loan or Servicing Rights at the relevant time, (ii) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Seller Bank Mortgage Loan, (iii) all requirements set forth in the Servicing Agreements and (iv) all legal obligations to, or Contracts with, any insurer, investor, Governmental Authority or Mortgage Agency, applicable to any Seller Bank Mortgage Loan or Servicing Rights.

“Bank 401(k) Plan” has the meaning set forth in Section 4.10(g).

“Bank Employees” has the meaning set forth in Section 3.02(m)(1).

“Bank Regulatory Agreement” has the meaning set forth in Section 3.02(j)(5).

“Base Tangible Equity Amount” means $725,000,000.

“Board of Directors” means, with respect to any Person, the board of directors or such other similar governing body or group established pursuant to the Constituent Documents of such Person.

“BOLI” has the meaning set forth in Section 3.02(u)(2).

“Burdensome Condition” has the meaning set forth in Section 4.02(c).

“Business Day” means any day other than a Saturday or Sunday or a day in which banking institutions in either New York, New York or Omaha, Nebraska are authorized or required by law to close.

“Call Reports” has the meaning set forth in Section 3.02(f)(1).

“Cash Consideration” has the meaning set forth in Section 2.02(a)(1)(A).

“Change in Control Plan” means the Seller Bank Change in Control Plan, effective January 1, 2017, as amended on February 15, 2019, as made available in the Seller Data Room as index number 7.13.

“Closing” has the meaning set forth in Section 2.04(a).

“Closing Date” has the meaning set forth in Section 2.04(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 2.05(b).

“Closing Date Cash Consideration” means the Base Tangible Equity Amount, plus the Determination Date Tangible Equity Adjustment Amount (whether a positive or negative number), plus $275,000,000, less the Stock Consideration Value, plus the Employee Retention Plan Adjustment Amount, as set forth in Section 1.01(a) of the Purchaser Disclosure Schedule, which Closing Date Cash Consideration shall be calculated in a manner consistent with the illustrative calculation attached hereto as Exhibit 2 (the dollar amounts on which are being provided for illustrative purposes only).

“Closing Date Tangible Equity” means the Tangible Common Equity as of the Closing Date.

“Closing Date Tangible Equity Adjustment Amount” means the Closing Date Tangible Equity, as finally determined pursuant to Section 2.05(c), less the Determination Date Tangible Equity.

“Code” means the Internal Revenue Code of 1986.

“Competing Banking Business” has the meaning set forth in Section 4.07(b)(3).

“Confidentiality Agreement” means the letter agreement between Seller Parent and Purchaser Parent, dated March 14, 2019.

“Constituent Documents” means the charter and bylaws of a corporation, the articles of organization or certificate of formation and the limited liability company or operating agreement of a limited liability company, and the comparable constitutional documents of other entities.

“Continuation Period” has the meaning set forth in Section 4.10(b).

“Continuing Employee” has the meaning set forth in Section 4.10(b).

“Contract” means, with respect to any Person, any written or oral agreement, indenture, debt instrument, instrument, contract, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties or assets is subject.

“Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“CRA” has the meaning set forth in Section 3.02(j)(1).

“D&O Indemnified Parties” has the meaning set forth in Section 4.17(a).

“Data Privacy Laws” means all laws and regulations of any jurisdiction applicable to Seller Bank or its Subsidiaries concerning or relating to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Data.

“Deductible” has the meaning set forth in Section 6.02(c).

“Derivative Transaction” has the meaning set forth in Section 3.02(t)(1).

“Determination Date” means either (a) the last Business Day of the second month immediately preceding the month in which the Closing Date occurs or (b) such other date as the parties hereto may mutually agree.

“Determination Date Balance Sheet” means a balance sheet of Seller Bank as of the close of business on the Determination Date, which shall be prepared in accordance with the Accounting Principles and in the same manner as the Reference Balance Sheet; provided, that such balance sheet shall include Seller Parent’s good faith estimate of all updates that it reasonably believes are likely to be reflected in the balance sheet of Seller Bank as of the close of business on the last day of the month immediately preceding the month in which the Closing Date occurs.

“Determination Date Tangible Equity” means the Tangible Common Equity as of the Determination Date.

“Determination Date Tangible Equity Adjustment Amount” means the Determination Date Tangible Equity, less the Base Tangible Equity Amount.

“Direct Claim” has the meaning set forth in Section 6.04.

“Disclosure Schedule” means the Purchaser Disclosure Schedule or the Seller Disclosure Schedule, as applicable.

“Dispute Notice” has the meaning set forth in Section 4.14(l)(1).

“Effective Time” has the meaning set forth in Section 2.04(b).

“ELTIP” has the meaning set forth in Section 4.10(e).

“Employee Retention Plan Adjustment Amount” has the meaning set forth in Section 1.01(a) of the Purchaser Disclosure Schedule.

“Employee Retention Plans” means those certain retention and change of control agreements, plans and arrangements which cover certain Bank Employees, as set forth on Section 4.10(d) of the Seller Disclosure Schedule.

“Environmental Laws” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, the indoor environment, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with Seller Parent, Seller, Seller Bank, or with Purchaser Parent, as the case may be, would be deemed a “single employer” pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Excess Retention Amount” has the meaning set forth in Section 4.10(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Damages” has the meaning set forth in Section 6.03(e).

“Excluded Subsidiary” means Synergy One, OMAFIN and SB Capital and their respective Subsidiaries.

“Excluded Subsidiary Matters” has the meaning set forth in Section 6.02(a)(4).

“Excluded Taxes” means, without duplication, (a) any Taxes of Seller Bank for any Pre-Closing Tax Period (including any Taxes imposed on Seller Bank as a result of the recognition of any “deferred intercompany gain” or “excess loss account”), (b) any Taxes imposed on Seller Parent or any of its Affiliates (for this purpose, including the Excluded Subsidiaries but excluding Seller Bank), (c) any Taxes of a Person other than Seller Bank for which Seller Bank may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise, in each case, as a result of any contract, transaction or relationship entered into in any Pre-Closing Tax Period, (d) any Taxes arising from any breach by Seller Parent or any of its Affiliates (other than a breach by Seller Bank after the Closing Date) of any covenant contained in Section 4.14, (e) any Taxes arising from or in connection with any inaccuracy in or breach of any of the representations or warranties made by Seller Parent in Section 3.02(o), (f) any Transfer Taxes for which Seller Parent is responsible pursuant to Section 4.14(h), (g) the employer portion of any payroll, employment, social security or similar Taxes arising from, or related to, the Employee Retention Plans, (h) any “net tax liability” (described in Section 965(h) of the Code) with respect to Seller Bank, and (i) all costs and expenses, including reasonable out-of-pocket legal, accounting, appraisal, consulting or similar fees, actually incurred relating to the foregoing. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of Seller Bank shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date pro rata on the basis of the number of days in such Tax period, and (ii) Taxes (other than Property Taxes) of Seller Bank for the Pre-Closing Tax Period shall be computed as if such Tax period ended as of the close of business on the Closing Date; provided that Excluded Taxes shall not include any additional Tax owed by Seller Bank resulting from any transaction engaged in by Seller Bank occurring on the Closing Date after the Effective Time, other than Taxes arising from any transaction engaged in the ordinary course of the business of Seller Bank.

“Extensions of Credit” has the meaning set forth in Section 3.02(r)(1).

“FDIC” has the meaning set forth in Section 3.02(j)(4).

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” has the meaning set forth in Section 3.02(j)(4).

“Final Allocation” has the meaning set forth in Section 4.14(l)(1).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.02(a), 3.02(b), 3.02(c), 3.02(d), 3.02(l), 3.03(a), 3.03(b) and 3.03(c).

“GAAP” means U.S. generally accepted accounting principles.

“Good Reason” shall mean any of the following without the Continuing Employee’s written consent: (a) a material diminution in the Continuing Employee’s base salary or (b) the Continuing Employee is required by Purchaser Parent or its applicable Subsidiary to relocate such Continuing Employee’s primary place of residence to a location that is more than 50 miles from such Continuing Employee’s primary place of residence in order to maintain employment with Purchaser Parent. Notwithstanding the foregoing, a resignation by the Continuing Employee will not constitute resignation for Good Reason unless the Continuing Employee shall first have delivered to Purchaser Parent or its applicable Subsidiary a notice of resignation setting forth with specificity the occurrence deemed to give rise to the right to resignation for Good Reason (which notice of resignation must be given no later than sixty (60) days after the initial occurrence of such event). Purchaser Parent or its applicable Subsidiary shall have the opportunity to cure the circumstances giving rise to the Good Reason within thirty (30) days after receipt of such notice of resignation. The Continuing Employee must resign within ninety (90) days after the occurrence of an event of Good Reason.

“Governmental Authority” means any federal, state, local, foreign or supranational court, tribunal, arbitrator, administrative agency or commission, other federal, state, local, foreign or supranational governmental authority, entity or instrumentality, including any stock exchange or similar self-regulatory organizations, or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax authority, banking authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Substance” means any substance listed, defined, designated, classified or regulated under any Environmental Law including any defined as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or by any other term of similar import under any Environmental Law, including petroleum compounds, mold and biologically hazardous agents.

“Indemnified Person” has the meaning set forth in Section 6.03(a).

“Indemnifying Person” has the meaning set forth in Section 6.03(a).

“Indemnity Cap” has the meaning set forth in Section 6.02(c).

“Intellectual Property” means patents, know-how and trade secrets, trade names, service marks and trademarks and the goodwill associated therewith, domain names, database rights, and copyrights and all registrations of and applications for any of the foregoing, including any extension, modification or renewal of any such registration or application.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other Extensions of Credit that are payable by Seller Parent or any of its Subsidiaries (other than Seller Bank or its Subsidiaries) to Seller Bank or its Subsidiaries.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other Extensions of Credit that are receivable by Seller Parent or any of its Subsidiaries (other than Seller Bank or its Subsidiaries) from Seller Bank or its Subsidiaries.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, code (including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format), firmware, servers, websites, applications, systems, work-stations, routers, hubs, switches, data communications lines, interconnected network equipment, firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials, networks, websites and internet domain names and all other information technology equipment and associated documentation.

“Knowledge” means, with respect to Seller, the actual knowledge of any of the individuals set forth on Section 1.01 of the Seller Disclosure Schedule, after reasonable inquiry of such individual’s direct reports, and with respect to Purchaser Parent, the actual knowledge of any of the individuals set forth on Section 1.01(b) of the Purchaser Disclosure Schedule, after reasonable inquiry of such individual’s direct reports.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, order, award, writ, decree, directive, or injunction issued, promulgated, enforced or entered into by or with any Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any charge, easement, encroachment, equitable interest, right of way, deed of trust, mortgage, pledge, charge, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, security interest, restriction, claim, lien (statutory or otherwise) or other similar encumbrance.

“Litigation” has the meaning set forth in Section 3.02(k)(1).

“Losses” has the meaning set forth in Section 6.02(a).

“Marks” has the meaning set forth in Section 4.15(a).

“Material Contract” means any of the following Contracts:

(a) any lease or sublease of real property to which Seller Bank or its Subsidiaries is a party that provides for annual payments of $200,000 or more;

(b) any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement, independent contractor agreement or similar agreement that is not terminable at will upon thirty (30) days’ or less notice without any financial obligation of Seller Bank or its Subsidiaries exceeding $100,000;

(c) any partnership, joint venture or other similar Contract to which Seller Bank or its Subsidiaries is a party;

(d) any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any amount which is material to Seller Bank or its Subsidiaries, in the aggregate, of assets or Liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(e) any Contract (or group of related Contracts) to which Seller Bank or its Subsidiaries is a party with respect to a single transaction or series of transactions that creates future payments or obligations in excess of $1,000,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of thirty (30) days or less;

(f) any license, franchise or similar agreement material to the business and operations of Seller Bank or its Subsidiaries;

(g) any Contract that contains a put, call or similar right pursuant to which Seller Bank or its Subsidiaries could be required to purchase or sell, as applicable, any equity interests in or assets of any Person;

(h) any Contract that was not negotiated and entered into on an arm’s length basis;

(i) any exclusive dealing or third-party referral Contract imposed on Seller Bank or its Subsidiaries or any Contract that contains express non-competition or non-solicitation covenants that limit or purport to limit the freedom of Seller Bank or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business or employment of any Person or category of Persons, or that otherwise materially restricts the conduct of any line of business of Seller Bank or its Subsidiaries;

(j) any agreement that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of Seller Bank or its Subsidiaries;

(k) all Contracts pursuant to which any material Intellectual Property is licensed by a third party to, or licensed to a third party by, Seller Bank or its Subsidiaries, other than non-exclusive software licenses on commercially available terms granted by third parties to Seller Bank or its Subsidiaries; and

(l) any Contract, the violation of which, would reasonably be likely to prevent, enjoin, materially delay, or materially impair the consummation of the Transactions.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.02(a)(1).

“Minority Interest Business” has the meaning set forth in Section 3.02(c)(1).

“Mortgage Agency” has the meaning set forth in Section 3.02(w)(1).

“Mortgage Loan” means any individual one-to-four family residential mortgage Extension of Credit or other Extension of Credit for a personal, family, or household use secured by a Lien on real property of a borrower.

“Objection” has the meaning set forth in Section 2.05(c).

“OCC” has the meaning set forth in Section 2.04(b).

“OMAFIN” has the meaning set forth in the Recitals.

“OMAFIN Shares” has the meaning set forth in the Recitals.

“Permits” has the meaning set forth in Section 3.02(j)(3).

“Permitted Liens” means, with respect to Seller Bank or its Subsidiaries, (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business; (b) liens for Taxes not yet due and payable, or due but not delinquent, or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles, in each case, in an amount that would not be material; (c) licenses granted in the ordinary course of business; (d) minor gaps in the chain of title or other Liens that are readily apparent from the records of the applicable Governmental Authority registries; and (e) Liens that would not impair in any material respect the ownership, use or value of the property in question.

“Person” means any individual, firm, bank, savings bank or association, corporation, partnership, limited liability company, association, Governmental Authority, joint-stock company, business trust or unincorporated organization.

“Personal Data” means any information that (i) identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with, a particular natural person, household, device or browser, or (ii) is otherwise regulated pursuant to applicable Data Privacy Law.

“Post-Closing Tax Period” means any taxable year or period beginning immediately after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning immediately after the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period ending on or prior to the Closing Date, and in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Property Taxes” means real property, personal property, and similar ad valorem Taxes.

“Proposed Allocation” has the meaning set forth in Section 4.14(l)(1).

“Purchase Price” means the Cash Consideration plus the Stock Consideration, if any.

“Purchaser Bank” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” has the meaning set forth in Section 3.01.

“Purchaser Indemnitee” has the meaning set forth in Section 6.02(a).

“Purchaser Material Adverse Effect” means, with respect to Purchaser Bank, any fact, event, change, condition, development, circumstance or effect that:

(a)	is reasonably expected to be material and adverse to the business, assets, properties, financial condition or results of operations of Purchaser Bank and its Subsidiaries, taken as a whole; or

(b)

would reasonably be expected to materially impair the ability of Purchaser Bank to perform its obligations under this Agreement or otherwise materially impede or delay the consummation of the Transactions;

provided that, in determining whether a Purchaser Material Adverse Effect has occurred for purposes of clause (a) of this definition, there shall be excluded any effect to the extent attributable to or resulting from (1) changes of any type in general economic or in equity or debt market conditions, including general trading levels in any capital market; (2) changes in the financial services industry in general and not specifically relating to Purchaser Bank; (3) changes in GAAP; (4) changes in applicable Law or the interpretation thereof by Governmental Authorities; (5) events, conditions or trends in economic, business, credit or financial conditions generally affecting the banking sector specifically, and changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom; (6) any change, effect, event or occurrence directly related to the announcement or performance of this Agreement or the Transactions; (7) general changes in national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the escalation of such an engagement, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (other than an attack directed against or directly impacting Purchaser Bank or any of its Subsidiaries or any of their respective assets, facilities or operations); (8) actions or omissions of Purchaser Parent or any of its Subsidiaries taken by Purchaser Parent or any of its Subsidiaries at the prior written request (which may include emails or other electronic communications whether or not transmitted in accordance with the notice provisions of Section 8.08) of Seller Parent or its Affiliates; or (9) natural disasters, except with respect to clause (1), (2), (3), (4), (5), (7) or (9), to the extent that the effects of such fact, event, change, condition, development, circumstance or effect are disproportionately adverse to the business, assets, properties, financial condition or results of operations of Purchaser Bank and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such Purchaser Bank and its Subsidiaries operate.

“Purchaser Parent” has the meaning set forth in the Preamble.

“Purchaser Parent Common Stock” means the common stock, par value $0.01 per share, of Purchaser Parent.

“Purchaser Parent Financial Statements” has the meaning set forth in Section 3.03(e)(1).

“Purchaser Parent Plans” has the meaning set forth in Section 4.10(f).

“Purchaser Parent SEC Reports” has the meaning set forth in Section 3.03(d)(3).

“Reference Balance Sheet” means the balance sheet attached hereto as Exhibit 1, which is a balance sheet of Seller Bank as of the close of business on June 30, 2019, prepared in accordance with the Accounting Principles, excluding the impact of the Excluded Subsidiaries and the other items agreed upon by the parties and reflected therein.

“Refund Claim” means the claim of refund of federal income Taxes filed by Seller Parent, for Seller’s tax year ended December 31, 2016.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.

“Reports” has the meaning set forth in Section 3.02(j)(8).

“Representatives” has the meaning set forth in Section 4.05(a).

“Requisite Regulatory Approvals” has the meaning set forth in Section 4.02(b).

“Restricted Period” has the meaning set forth in Section 4.07(a).

“Restricted Services” means the products and services offered by Seller Bank as of the date hereof in the context of operating a branch banking business serving the mass retail and mid-size and small commercial banking markets, including home owners association banking and providing bank depository services.

“Restricted Territory” means the United States of America.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any warrants, options, calls, repurchase rights or other commitments relating to, or any stock or equity appreciation right or other instrument, the value of which is, directly or indirectly, determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of such Person or any of such Person’s Subsidiaries.

“SB Capital” has the meaning set forth in the Recitals.

“SB Capital Interests” has the meaning set forth in the Recitals.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.02(q)(1).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act and any applicable securities Laws of any state.

“Seller” has the meaning set forth in the Preamble.

“Seller Bank” has the meaning set forth in the Preamble.

“Seller Bank Books and Records” means all records and original documents (whether in electronic, physical or alternative formats), or where reasonable and appropriate, copies thereof, that relate to Seller Bank and are used by Seller Parent, Seller or Seller Bank to administer, reflect, monitor, evidence or record information respecting the businesses of Seller Bank or are necessary for the conduct of the businesses of Seller Bank following the Closing, regardless of whether such records and documents are shared with, stored or in the possession or control of Seller Parent, Seller, Seller Bank or any of their respective Subsidiaries (except the Excluded Subsidiaries), including, for the avoidance of doubt, all current and historical files relating to customers of Seller Bank and Continuing Employees.

“Seller Bank Common Stock” has the meaning set forth in Section 2.02(a)(1).

“Seller Bank Mortgage Loan” means a Mortgage Loan that (i) was originated or purchased by Seller Bank or (ii) is or was serviced or subserviced by Seller Bank.

“Seller Data Room” has the meaning set forth in Section 1.02(g).

“Seller Disclosure Schedule” has the meaning set forth in Section 3.01.

“Seller Employee Plans” has the meaning set forth in Section 3.02(m)(1).

“Seller Financial Statements” has the meaning set forth in Section 3.02(f)(1).

“Seller Indemnitee” has the meaning set forth in Section 6.02(b).

“Seller Marks” has the meaning set forth in Section 4.15(a).

“Seller Material Adverse Effect” means, with respect to Seller Parent, Seller or Seller Bank any fact, event, change, condition, development, circumstance or effect that:

(a)	is reasonably expected to be material and adverse to the business, assets, properties, financial condition or results of operations of Seller Bank and its respective Subsidiaries, taken as a whole; or

(b)

would reasonably be expected to materially impair the ability of Seller Parent, Seller or Seller Bank to perform its obligations under this Agreement or otherwise materially impede or delay the consummation of the Transactions;

provided that, in determining whether a Seller Material Adverse Effect has occurred for purposes of clause (a) of this definition, there shall be excluded any effect to the extent attributable to or resulting from (1) changes of any type in general economic or in general equity or debt market conditions, including general trading levels in any capital market; (2) changes in the banking industry in general and not specifically relating to Seller Bank; (3) changes in GAAP; (4) changes in applicable Law or the interpretation thereof by Governmental Authorities; (5) events, conditions or trends in economic, business, credit or financial conditions generally affecting the banking sector specifically, and changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom; (6) any change, effect, event or occurrence directly related to the announcement or performance of this Agreement or the Transactions; (7) general changes in national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the escalation of such an engagement, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (other than an attack directed against or directly impacting Seller Bank or any of its Subsidiaries or any of its assets, facilities or operations); (8) actions or omissions of Seller Parent or its Subsidiaries (including Seller Bank) taken by Seller Parent, Seller, Seller Bank or any of their respective Subsidiaries at the prior written request (which may include emails or other electronic communications whether or not transmitted in accordance with the notice provisions of Section 8.08) of Purchaser Parent or its Affiliates; or (9) natural disasters, except with respect to clause (1), (2), (3), (4), (5), (7) or (9), to the extent that the effects of such fact, event, change, condition, development, circumstance or effect are disproportionately adverse to the business, assets, properties, financial condition or results of operations of Seller Bank and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which Seller Bank and its Subsidiaries operate.

“Seller Parent” has the meaning set forth in the Preamble.

“Servicing Agreement” means any Contract pursuant to which Seller Bank is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and/or to foreclose, repossess or liquidate collateral after default, in each case for any Mortgage Loan.

“Servicing Rights” means, with respect to a Seller Bank Mortgage Loan, the right or rights to service such Seller Bank Mortgage Loan and the duties and obligations associated therewith set forth in the related Servicing Agreements and other Applicable Requirements.

“Stock Consideration” has the meaning set forth in Section 2.02(a)(1)(B).

“Stock Consideration Notice” has the meaning set forth in Section 2.02(b).

“Stock Consideration Value” means an amount up to $150,000,000, to be determined by Purchaser Bank in its sole discretion.

“Stock Transfer” has the meaning set forth in Section 4.20(a).

“Straddle Period” means, with respect to Seller Bank, any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X and, solely with respect to the definition of “Significant Subsidiary,” measured as of December 31, 2018.

“Surviving Bank” has the meaning set forth in the Recitals.

“Synergy One” has the meaning set forth in the Recitals.

“Synergy One Shares” has the meaning set forth in the Recitals.

“Takeover Laws” has the meaning set forth in Section 3.02(y).

“Takeover Provisions” has the meaning set forth in Section 3.02(y).

“Tangible Common Equity” means the value of equity minus intangible assets, where (a) equity is equal to the stockholder’s equity of Seller Bank (excluding the Excluded Subsidiaries, and their respective assets and liabilities), determined in accordance with the Accounting Principles; and (b) intangible assets is equal to the sum of “Goodwill” (general ledger line #1800100) and “All other Intangible assets” (general ledger line #1805000), each as found on the Reference Balance Sheet, (excluding any goodwill or intangible assets attributable to the Excluded Subsidiaries).

“Tax” and “Taxes” means all federal, state, local and foreign taxes, assessments and other charges and levies (including income, gross receipts, windfall profits, severance, property, payroll, occupation, premium, environmental, custom duties, capital stock, profits, social security, disability, stamp, transfer, registration, production, sales, use, license, excise, franchise, employment, unemployment, workers’ compensation, withholding, value added, alternative or add-on minimum, estimated, escheat or other taxes, assessments, charges or levies), together with any interest, penalties and additions thereto imposed by any Governmental Authority.

“Tax Contest” means any federal, state, local or foreign audit, examination, refund litigation, adjustment in controversy, or other administrative proceeding or court proceeding.

“Tax Returns” means all federal, state, local and foreign returns, declarations, reports, claims for refund, payroll tax returns or filings, information returns, (including, without limitation, consolidated federal income tax returns), including any related elections, schedules or attachment thereto, and including any amendment thereof, in each case, filed or required to be filed with respect to any Tax with any Governmental Authority.

“Termination Date” has the meaning set forth in Section 7.01(b).

“Third-Party Claim” has the meaning set forth in Section 6.03(a).

“Third-Party Reimbursement” has the meaning set forth in Section 6.03(d).

“TM Transition Period” has the meaning set forth in Section 4.15(b).

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 4.14(h).

“True-Up Statement” has the meaning set forth in Section 2.05(b).

“TSA” has the meaning set forth in Section 4.21(a).

“Variable Interest Entities” means the limited partnership interest investments in entities including limited partnerships, limited liability companies, and certain structured securities, including private equity funds, partnerships for the purpose of receiving Low Income Housing Tax Credits, and real estate related funds that make investments at the direction of the general partner, set forth in Section 1.01(bb) of the Seller Disclosure Schedule.

“Voting Debt” has the meaning set forth in Section 3.02(b)(2).

1.02 Interpretation; Effect.

(a) In this Agreement, except as the context may otherwise require, references to:

(1) the Preamble, Recitals, Sections, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Exhibit or Schedule to, this Agreement;

(2) this Agreement are to this Agreement and the Exhibits and Schedules (including Disclosure Schedules) to it, taken as a whole;

(3) the transactions contemplated hereby means the Transactions;

(4) any Contract (including this Agreement) or Constituent Document are to the Contract or Constituent Document as amended, modified, supplemented or replaced prior to the Effective Time, provided that, when such Contract or Constituent Document is disclosed in any Disclosure Schedule, in which case, any amendment, modification, supplement or replacement shall be referenced specifically;

(5) any statute or regulation are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section; and

(6) any Governmental Authority includes any successor to that Governmental Authority.

(b) The inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material or has resulted in or is reasonably likely to result in a Seller Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be.

(c) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(d) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(e) The word “party” is to be deemed to refer to Seller Parent, Seller, Seller Bank, Purchaser Parent or Purchaser Bank.

(f) References to “dollars” and “$” mean United States dollars.

(g) References to “made available” (or words of similar import) in respect of information made available (or words of similar import) (1) by Seller Parent, Seller or Seller Bank means any document or other information that was included no later than three (3) days prior to the date hereof in the virtual data room maintained by the Seller Parent containing documents and information relating to the Seller, Seller Bank and its Subsidiaries or otherwise made available in electronic form to Purchaser Parent, Purchaser Bank and their Representatives prior to that date (the “Seller Data Room”); and (2) by Purchaser Parent or Purchaser Bank means any document or other information that was either filed with the SEC no later than three (3) days prior to the date hereof or otherwise made available in electronic form to Seller Parent prior to that date.

(h) The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(i) This Agreement is the product of joint negotiation and drafting by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(j) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law.

ARTICLE II

THE MERGER; PURCHASE AND SALE OF SHARES

2.01 The Merger.

(a) On the terms and subject to the conditions set forth herein, at the Effective Time, Seller Bank shall merge with and into Purchaser Bank in accordance with the provisions of 12 U.S.C. § 215c, 12 U.S.C. § 1467a(s) and 12 U.S.C. § 1828(c). At the Effective Time, the separate existence of Seller Bank shall cease, and Purchaser Bank shall continue its existence under the laws of the United States as a national banking association.

(b) As of the Effective Time, the Merger shall have the effects set forth under applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (i) all assets and all rights, franchises and interests of Seller Bank in and to every type of property (real, personal and mixed), and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Seller Bank immediately prior to the Effective Time; and (ii) the Surviving Bank shall be responsible for all of the Liabilities of every kind and description of Seller Bank existing as of the Effective Time of the Merger, except as provided in Section 6.02(a)(3).

(c) The articles of association and bylaws of Purchaser Bank in effect immediately prior to the Effective Time shall be the articles of association and the bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable Law.

2.02 Treatment of Seller Bank Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Seller Parent, Seller, Seller Bank, Purchaser Parent or Purchaser Bank:

(1) All of the shares of common stock, par value $1.00 per share, of Seller Bank (the “Seller Bank Common Stock”) issued and outstanding immediately prior to the Effective Time shall collectively be converted into the right to receive, in the aggregate for all such shares, the “Merger Consideration”, which shall consist of the following two components:

(A)	an amount in cash equal to (i) the Closing Date Cash Consideration, plus (ii) the Closing Date Tangible Equity Adjustment Amount (collectively, the “Cash Consideration”); and

(B)

at the option of Purchaser Bank, a number of shares of Purchaser Parent Common Stock equal to (i) the Stock Consideration Value, divided by (ii) the volume weighted average price per share of the Purchaser Parent Common Stock on the New York Stock Exchange for the twenty (20) trading days prior to the announcement of the transaction as found on Bloomberg (such shares, the “Stock Consideration”).

(2) All of the shares of Seller Bank Common Stock converted into the right to receive, in the aggregate for all such shares, the Merger Consideration pursuant to this Agreement shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the certificates previously representing any such shares of Seller Bank Common Stock shall thereafter represent, collectively, only the right to receive the Merger Consideration.

(3) Any shares of Seller Bank Common Stock held in the treasury of Seller Bank immediately prior to the Effective Time shall be retired and cancelled.

(b) Purchaser Bank shall notify Seller Parent of the number of shares of Purchaser Parent Common Stock to be issued as Stock Consideration, if any, together with the Stock Consideration Value (a “Stock Consideration Notice”), by no later than twenty (20) days following the date on which Purchaser Parent files a Current Report on Form 8-K reporting its financial results as of and for the quarter ended September 30, 2019; provided, that if the Closing occurs after March 31, 2020 (or after the last day of any subsequent fiscal quarter thereafter), Purchaser Bank may provide Seller Parent with a subsequent Stock Consideration Notice, which shall replace all previous Stock Consideration Notices, no later than twenty (20) days following the date on which Purchaser Parent files a Current Report on Form 8-K reporting its financial results as of and for the quarter ended December 31, 2019 (or any subsequent fiscal quarter thereafter, respectively).

(c) If, prior to the Closing Date, the outstanding shares of Purchaser Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, the Stock Consideration shall be appropriately and proportionately adjusted to give the Seller the same economic effect as contemplated by this Agreement prior to such event.

2.03 Purchaser Bank Common Stock; Purchaser Parent Common Stock.

(a) At and after the Effective Time, each share of common stock, par value $1.00 per share, of Purchaser Bank issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Bank and shall not be affected by the Merger.

(b) At and after the Effective Time, each share of Purchaser Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Purchaser Parent Common Stock and shall not be affected by the Merger.

2.04 Closing; Deliverables.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”, and the date on which the Closing occurs, the “Closing Date”) shall take place at the offices of Seller Parent, Omaha, Nebraska, at 10:00 a.m., New York City time (or at such other place and time as the parties hereto may mutually agree) on the first Business Day of the calendar month immediately following the month in which all of the conditions set forth in Article V have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) or, if such Business Day is not at least five (5) Business Days after the aforementioned satisfaction or waiver, then the first Business Day of the immediately following calendar month, unless another date, time or place is agreed to in writing by the parties.

(b) Effective Time. The Merger shall become effective upon the date and time (the “Effective Time”) provided in a certificate of merger by the Office of the Comptroller of the Currency (“OCC”), which shall be 12:01 a.m. Eastern Time on the Closing Date, or at such other time and date as shall be provided by applicable Law.

(c) Deliveries at Closing. At the Closing:

(1) Purchaser Bank shall pay to Seller the Closing Date Cash Consideration by wire transfer of immediately available funds to one or more accounts, which shall be designated in writing by Seller to Purchaser Bank no later than two (2) Business Days prior to the Closing Date;

(2) Purchaser Parent shall deliver to Seller evidence of shares in book entry form or a certificate representing the number of shares of Purchaser Parent Common Stock equal to the Stock Consideration, if any;

(3) Seller Parent and Purchaser Parent shall deliver the certificates referred to in Sections 5.02 and 5.03, respectively;

(4) Seller Parent and Seller shall deliver all Seller Bank Books and Records that are not in the possession of Seller Bank; provided that delivery within seven (7) days after the Closing of any Seller Bank Books and Records that are not in the possession of Seller Bank will be deemed to be delivered at Closing (other than Seller Bank Books and Records relating to any of the Continuing Employees, which shall be delivered at the Closing);

(5) Seller Parent shall deliver the resignations referred to in Section 5.03(d); and

(6) Seller Parent shall deliver, or cause to be delivered, to Purchaser Parent an executed certification of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), duly executed and acknowledged by Seller Bank, substantially in the form of the sample certificate set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

All deliverables under and pursuant to this Section 2.05(c) shall be deemed to have been made simultaneously.

2.05 Purchase Price Adjustments.

(a) At least ten (10) Business Days prior to the Closing Date, Seller Parent shall deliver to Purchaser Bank the Determination Date Balance Sheet and a certificate based on the Determination Date Balance Sheet setting forth Seller Parent’s calculation of the Determination Date Tangible Equity, prepared in accordance with the Accounting Principles. Seller Parent shall afford Purchaser Bank and its Representatives the opportunity to review all work papers and documentation used by Seller Parent and its accountants in preparing the Determination Date Balance Sheet and Seller Parent’s calculation of the Determination Date Tangible Equity. The parties acknowledge and agree that the Closing Date Cash Consideration, which will be paid by Purchaser Bank at the Closing pursuant to Section 2.04, shall reflect the Determination Date Balance Sheet and Seller Parent’s calculation of the Determination Date Tangible Equity.

(b) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser Bank shall cause to be prepared and delivered to Seller Parent a proposed final consolidated balance sheet of Seller Bank (excluding the Excluded Subsidiaries) as of the Effective Time (the “Closing Date Balance Sheet”) and a certificate based on the Closing Date Balance Sheet setting forth Purchaser Bank’s calculation of the Closing Date Tangible Equity and any adjustments to the Determination Date Balance Sheet and Determination Date Tangible Equity that Purchaser Bank deems necessary (such certificate and the Closing Date Balance Sheet, the “True-Up Statement”). The True-Up Statement shall be prepared in accordance with the Accounting Principles. Purchaser Bank shall afford Seller Parent and its Representatives the opportunity to review all work papers and documentation used by Purchaser Bank and its accountants in preparing the True-Up Statement.

(c) Except as otherwise expressly provided herein, the True-Up Statement shall be final and binding on the parties hereto, unless, within thirty (30) days after receipt by Seller Parent of the True-Up Statement, Seller Parent shall notify Purchaser Bank in writing of its disagreement with any amount included therein or omitted therefrom (each dispute, an “Objection”). Seller Parent and Purchaser Bank shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Objection. If the parties are unable to resolve the Objections within fifteen (15) Business Days of the receipt by Purchaser Bank of such notice, Seller Parent and Purchaser Bank shall submit all matters that remain in dispute with respect to the Objection to a nationally recognized independent accounting firm selected by mutual agreement between Seller Parent and Purchaser Parent as set forth on Schedule B, or such other nationally recognized independent accounting firm agreed upon by Seller Parent and Purchaser Bank (the “Accounting Referee”). The Accounting Referee, acting as an expert and not as an arbitrator, shall be instructed to resolve the matters that remain in dispute with respect to the Objection based solely on written submissions of Purchaser Bank, on the one hand, and Seller Parent, on the other hand, and not by independent investigation. The Accounting Referee’s calculation (i) must be made in accordance with the standards and definitions in this Agreement, and (ii) with respect to each item in dispute, such determination shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller Parent in the Objection or by Purchaser Bank in the True-Up Statement with respect to such disputed line item. The Accounting Referee’s determination shall be made within fifteen (15) Business Days of engagement, to the extent reasonably practicable. Purchaser Bank and Seller Parent shall afford the Accounting Referee the opportunity to review all work papers and documentation used by Purchaser Bank and Seller Parent and their respective accountants in preparing the Determination Date Balance Sheet and the True-Up Statement, to the extent necessary to resolve all Objections. The determination of the Accounting Referee shall be final and binding on the parties hereto with respect to the calculation of the unresolved matters specified in the Objection. The Accounting Referee shall allocate its costs and expenses between Seller Parent and Purchaser Bank based upon the percentage of the Objections submitted to the Accounting Referee that is ultimately awarded to Seller Parent on the one hand or Purchaser Bank on the other hand.

(d) Not later than the close of business on the fifth (5th) Business Day following the final determination of the True-Up Statement pursuant to Section 2.05(b) (the “Adjustment Payment Date”), (1) if the Closing Date Tangible Equity Adjustment Amount is a positive number, Purchaser Bank shall effect the transfer of cash, in immediately available funds, to Seller equal to the Closing Date Tangible Equity Adjustment Amount, and (2) if the Closing Date Tangible Equity Adjustment Amount is a negative number, Seller shall effect the transfer of cash, in immediately available funds, to Purchaser Bank equal to the Closing Date Tangible Equity Adjustment Amount; provided, that any payment made pursuant to this Section 2.05(d) following the Adjustment Payment Date shall be made together with interest thereon computed from the Adjustment Payment Date up to, but not including, the date of such payment at the rate of three month LIBOR, as published on Bloomberg (or any market accepted alternative rate should such LIBOR rate be discontinued), calculated on a 365-day basis.

(e) Any adjustments provided for in this Section 2.05 shall be deemed, for purposes of Taxes, to be adjustments to the Purchase Price. To the extent any fact, condition or development directly results in an adjustment to the Purchase Price pursuant this Section 2.05, no claim for indemnification under Article VI shall be made by a party in respect of such direct adjustment (it being understood that the foregoing shall not preclude any claim for indemnification under Article VI for Losses incurred by either party, directly or indirectly, resulting from, related to or arising out of any such fact, condition or development, other than to the extent it directly results in a direct adjustment to the Purchase Price).

(f) For clarity, the Determination Date Balance Sheet and the Closing Date Balance Sheet shall not reflect (i) the payment or accrual by Seller Parent of fees and expenses incurred (or estimated to be incurred) by Seller Parent in connection with the consummation of the Transactions (including all fees payable to Seller Parent’s financial advisor, legal counsel, and accountants) and (ii) the payment or accrual by Seller Bank of any vendor or funding termination or breakage penalties relating to Contracts that have been terminated at the request of Purchaser Parent or Purchaser Bank. If the Closing Date Cash Consideration is reduced by an Employee Retention Plan Adjustment Amount in respect of amounts payable under the Employee Retention Plans (other than the Change in Control Plan) that were not accrued on the Determination Date Balance Sheet, to the extent that any such amounts are thereafter accrued on the Closing Date Balance Sheet, the Closing Date Tangible Equity shall not reflect such accrual to the extent the amount has previously resulted in an Employee Retention Plan Adjustment Amount.

2.06 Tax Treatment.

Purchaser Parent, Seller Parent and Seller acknowledge and agree that the Merger will be treated for U.S. income Tax purposes as a taxable sale of all of the assets of Seller Bank to Purchaser Bank in exchange for the Merger Consideration and the assumption by Purchaser Bank of Seller Bank’s Liabilities (including the Liabilities, if any, to which Seller Bank’s assets are subject and to the extent treated as consideration for Tax purposes).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Disclosure Schedules.

On or prior to the date of this Agreement, Seller Parent has delivered to Purchaser Parent a schedule (the “Seller Disclosure Schedule”), and Purchaser Parent has delivered to Seller Parent a schedule (the “Purchaser Disclosure Schedule”) setting forth, among other things, items the disclosure of which is either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations and warranties contained in Section 3.02 or Section 3.03 (as the case may be) or to one or more of the covenants contained in Article IV.

3.02 Representations and Warranties of Seller Parent, Seller and Seller Bank.

Except as set forth in the Seller Disclosure Schedule, Seller Parent, Seller and Seller Bank represent and warrant to Purchaser Parent and Purchaser Bank, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), that:

(a) Organization, Standing and Authority.

(1) Each of Seller Parent, Seller, Seller Bank and their respective Subsidiaries, (A) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization, (B) has all corporate (or other entity) power and authority to own, lease and operate its properties and to carry on its business as now conducted and (C) is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect.

(2) True, complete and correct copies of the Constituent Documents of Seller Bank and its Subsidiaries, each as in effect as of the date of this Agreement, have been made available to Purchaser Parent.

(3) Section 3.02(a)(3) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each jurisdiction where Seller Bank and its Subsidiaries are organized and qualified to do business.

(b) Capital Structure.

(1) The authorized capital stock of Seller Bank consists of 500,000 shares of Seller Bank Common Stock, of which 100,000 shares are issued and outstanding and none of which are held in treasury as of the date of this Agreement. All the issued and outstanding shares of Seller Bank Common Stock have been duly authorized and are validly issued, fully paid and non-assessable (except as provided in 12 U.S.C. §55). Seller owns all of the issued and outstanding shares of Seller Bank Common Stock and has good and marketable title to such shares of Seller Bank Common Stock, free and clear of any and all Liens (other than restrictions on transfer which arise under applicable Securities Laws, this Agreement or the other Transaction Documents). Seller Bank has no preferred, trust preferred or subordinated debt securities or other similar capital securities issued or outstanding.

(2) There are no outstanding or authorized Rights that would require Seller Bank or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. Neither Seller Bank nor any of its Subsidiaries has any commitment to authorize, issue or sell any shares of capital stock or other equity interests, and there are no shares of capital stock of Seller Bank or any of its Subsidiaries authorized or reserved for issuance. None of Seller Bank’s or any of its Subsidiaries’ issued and outstanding shares of capital stock are subject to, or have been issued in violation of, any preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote (“Voting Debt”) have been issued by Seller Bank or any of its Subsidiaries and are outstanding. None of Seller Parent, Seller, Seller Bank or any of their respective Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Seller Bank or any of its Subsidiaries.

(c) Subsidiaries.

(1) Section 3.02(c) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (a) each direct and indirect Subsidiary of Seller Bank, including its jurisdiction of incorporation or formation and (b) each other Person that is not a Subsidiary but in which Seller Bank holds, directly or indirectly, a 5% or greater equity interest, other than the Variable Interest Entities (each, a “Minority Interest Business”), and in each case the number of equity interests held, directly or indirectly, by Seller Bank in such Subsidiary or Minority Interest Business, as the case may be, and the percentage of Seller Bank’s direct or indirect equity interest in such Subsidiary or Minority Interest Business, as the case may be, relative to all outstanding equity interests (on a fully diluted basis). All the outstanding shares of capital stock or other voting securities or equity interests of each Seller Bank Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive or similar rights. All of the shares of capital stock or other equity or voting interests of each Subsidiary and Minority Interest Business that are owned, directly or indirectly, by Seller Bank or a Seller Bank Subsidiary thereof are free and clear of all Liens (other than restrictions on transfer which arise under applicable Securities Laws, this Agreement or the other Transaction Documents). Except for (x) the capital stock of, or other equity or voting interests in, Seller Bank’s, set forth on Section 3.02(c) of the Seller Disclosure Schedule and (y) Seller Bank’s interests in the Minority Interest Businesses, neither Seller Bank nor any of its Subsidiaries owns, directly or indirectly, any 5% or greater equity, membership interest, partnership interest, or joint venture interest in any Person, or any interest convertible into, exercisable or exchangeable for, any of the foregoing. No Subsidiary of Seller Bank has any preferred, trust preferred or subordinated debt securities or other similar capital securities issued or outstanding.

(d) Corporate Authorization.

(1) Each of Seller Parent, Seller and Seller Bank has all necessary corporate (or other entity) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Seller Parent, Seller and Seller Bank, and the consummation by Seller Parent, Seller and Seller Bank of the Transactions have been duly and validly authorized and approved by all necessary corporate action on the part of Seller Parent, Seller and Seller Bank and no other corporate (or other entity) proceedings on the part of Seller Parent, Seller and Seller Bank are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Seller Parent, Seller and Seller Bank and, assuming the due authorization, execution and delivery by Purchaser Parent and Purchaser Bank, constitutes a legal, valid and binding obligation of Seller Parent, Seller and Seller Bank, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy).

(2) No vote of the policyholders of Seller Parent or the holders of any other securities (equity or otherwise) of Seller Parent is required by any applicable Law or its Constituent Documents to consummate the Transactions.

(e) Regulatory Filings; No Defaults.

(1) No consents, permits, authorizations or approvals of, or filings, notices, reports or registrations are required to be made or obtained by Seller Parent, Seller or Seller Bank in connection with the execution, delivery or performance by Seller Parent, Seller and Seller Bank of the Transaction Documents to which they are a party or to effect the Transactions, except for (A) the consents or approvals of, or filings or registrations with any Governmental Authority as set forth on Section 3.02(e)(1)(A) of the Seller Disclosure Schedule and (B) such other consents, approvals, or filings with any third party (other than any Governmental Authority), the failure of which to be obtained would, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect as set forth on Section 3.02(e)(1)(B) of the Seller Disclosure Schedule.

(2) Subject to the receipt of the approvals and consents referred to in Section 3.02(e)(1)(A) and (B) and the expiration of applicable waiting periods, the execution, delivery and performance by each of Seller Parent, Seller and Seller Bank of the Transaction Documents to which it is a party and the consummation by it of the Transactions do not (A) constitute a violation or breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of any obligation of Seller Parent, Seller or Seller Bank or to a loss of any benefits to which Seller Parent, Seller or Seller Bank is entitled under any provision of (i) Seller Parent’s, Seller’s or Seller Bank’s Constituent Documents; (ii) any Law applicable to Seller Parent, Seller or Seller Bank, other than immaterial violations of Law; or (iii) any Material Contract to which Seller Parent, Seller or Seller Bank is a party or any license, franchise, permit or similar authorization held by Seller Parent, Seller or Seller Bank, in the case of clause (iii), other than violations, breaches, defaults, rights or loss which would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect; or (B) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the assets of the Seller, Seller Bank or any of their respective Subsidiaries.

(f) Financial Statements; No Material Adverse Effect.

(1) Seller Parent has made available to Purchaser Bank complete and correct copies of (i) Seller’s audited consolidated financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of its independent auditor) for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, and unaudited consolidated financial statements for the stub period ending June 30, 2019 (collectively, the “Seller Financial Statements”), and (ii) the publicly available portions of the Consolidated Reports of Condition and Income of Seller Bank that were filed by Seller Bank in 2016, 2017, 2018, March 2019 and June 2019 (such reports, the “Call Reports”). From the date of this Agreement until the Closing Date or the termination of this Agreement pursuant to Article VII, Seller Parent will provide to Purchaser Bank as promptly as practicable, but in no event later than the fifteenth (15th) day following the end of the relevant calendar month, the monthly unaudited consolidated financial statements of Seller and Seller Bank that are prepared for management purposes, which shall be prepared in accordance with the Accounting Principles (other than with respect to the exclusion of the Excluded Subsidiaries) and shall identify each adjustment made to reflect the Accounting Principles, for each of the calendar months ended thereafter. Each of the statements of financial condition included in the Seller Financial Statements and the Call Reports fairly present, in all material respects, the consolidated financial position of Seller or Seller Bank, as applicable, as of its date, and each of the statements of income or equivalent statements included in the Seller Financial Statements or the Call Reports fairly present in all material respects the consolidated results of operations of Seller or Seller Bank, as applicable, for the periods set forth therein, in each case in accordance with the Accounting Principles and subject, in each case, to (A) any matter to the extent disclosed in the Seller Financial Statements (or the notes thereto, if applicable), and (B) in the case of the unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosure.

(2) Except (A) for Liabilities incurred in the ordinary course of business since June 30, 2019 or (B) as adequately reflected or reserved against in the Seller Financial Statements or Call Reports provided to Purchaser Bank prior to the date hereof (or disclosed in the notes thereto, if applicable) or adequately reflected in the Determination Date Balance Sheet, or which, in the case of clauses (A) and (B), would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect, neither Seller Bank nor any of its Subsidiaries has any Liability.

(3) The allowances for loan losses contained in the Seller Financial Statements or Call Reports were established in accordance with the regular practices and experiences of Seller, Seller Bank and their respective Subsidiaries and were adequate under and in accordance with the requirements of GAAP and the applicable Governmental Authorities to provide for possible losses on loans and credit commitments outstanding as of the date of such balance sheet.

(4) Since December 31, 2018, other than in anticipation of and otherwise in connection with the Transactions, (A) Seller Bank and its Subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice, (B) neither Seller Bank nor its Subsidiaries has taken any action prior to the date of this Agreement that, if taken after the date of this Agreement and on or prior to the Closing Date, would violate Section 4.01, and (C) no fact or event has occurred or circumstance or change arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 3.02 or otherwise), has had or would reasonably be likely to have, a Seller Material Adverse Effect.

(5) The Reference Balance Sheet has been prepared in accordance with the Accounting Principles.

(6) Seller Bank is “well-capitalized” as such term is defined in the rules and regulations promulgated by the Office of the Comptroller of the Currency.

(7) None of Seller Parent, Seller or Seller Bank is aware of any reason why Seller Bank may not be able to pay the dividend contemplated by Section 4.01(b)(4) prior to the Closing.

(g) Books and Records and Internal Controls.

(1) The books and records of Seller Bank and its Subsidiaries have been fully, properly and accurately maintained in all material respects in accordance with GAAP and the Accounting Principles (where applicable) and any other requirements of applicable Governmental Authorities, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2) Seller Bank and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with its management’s general or specific authorizations and (B) transactions are recorded in conformity with GAAP, and with respect to Seller Bank, the Accounting Principles, consistently applied and applicable bank regulatory requirements. Since January 1, 2017, none of Seller Bank or any of its Subsidiaries or, to Seller’s Knowledge, any director, senior executive officer, auditor or independent accountant, has received written notice or otherwise obtained knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of Seller Bank or its Subsidiaries or their respective internal accounting controls.

(3) Seller Bank and its Subsidiaries have (A) implemented and maintain disclosure controls and procedures to ensure that material information relating to Seller Bank and its Subsidiaries is made known to the chief executive officer and the chief financial officer of Seller Bank by others within those entities, and (B) disclosed based on the most recent evaluation prior to the date of this Agreement, to Seller Bank’s outside auditors and the audit committee of Seller Parent’s and Seller Bank’s Boards of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Seller Bank’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in Seller Bank’s internal controls over financial reporting, in each case, which disclosures shall also be set forth in Section 3.02(g)(3)(B) of the Seller Disclosure Schedule.

(4) Section 3.02(g)(4) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the location of the historical business records and all Seller Bank Books and Records, that, in each case, are not located in such Seller Bank’s headquarters or primary business office.

(h) Contracts.

(1) Section 3.02(h) of the Seller Disclosure Schedule sets forth a list of each Material Contract to which Seller Bank or its Subsidiaries is a party as of the date of this Agreement, each of which has been made available to Purchaser Bank.

(2) (A) Each Material Contract is a legal, valid and binding agreement of Seller Bank or its Subsidiaries, as the case may be, and, to Seller’s Knowledge, of each other party to such Material Contract, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect, (B) Seller Bank or its Subsidiaries as the case may be, has performed all of the material obligations required to be performed by it to date under each Material Contract, and (C) Seller Bank or its Subsidiaries have not received notice alleging the existence of an event or condition that constitutes or, after notice or lapse of time or both, will constitute a default on the part of Seller Bank or its Subsidiaries as the case may be, or, to Seller’s Knowledge, of any other party to a Material Contract, under the terms of any Material Contract, except where any such default, event or condition would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect.

(3) Seller Parent has made available true, correct and complete copies of each Material Contract or a written description thereof in the case of any oral Material Contracts.

(i) Real and Personal Property.

(1) Section 3.02(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of all real property owned by or leased, subleased or licensed by or from Seller Bank and its Subsidiaries or otherwise occupied by Seller Bank or its Subsidiaries.

(2) Seller Bank and its Subsidiaries have good and marketable fee title to all material real property owned by them (other than “other real estate owned”) free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned real property. There are no pending or, to Seller’s Knowledge any threatened, condemnation or similar proceeding affecting such owned material real property or any portion thereof.

(3) Seller Bank or its Subsidiaries have good, valid and marketable title to, or in the case of material leased real property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned or leased by them, as applicable, free and clear of all Liens (other than Permitted Liens). Each of Seller Bank and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by Seller Bank or such Subsidiary or, to Seller’s Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default by Seller Bank except for any such noncompliance, default or failure to be in full force and effect that would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect. All rent and other sums and charges due and payable under such material leases have been paid.

(4) Other than (A) properties for which Seller Bank or its Subsidiaries are landlord or sublessor or (B) properties Seller Bank or its Subsidiaries owns as satisfaction on a debt previously contracted, there are no Persons in possession of any portion of any of the real property owned or leased by Seller Bank or any of its Subsidiaries other than Seller Bank or any of its Subsidiaries, and to Seller’s Knowledge, no Person other than Seller Bank or any of its Subsidiaries has the right to use or occupy for any purpose any portion of any of the material real property owned or leased by Seller Bank or any of its Subsidiaries.

(j) Compliance with Laws.

(1) Each of Seller Bank and each of its Subsidiaries is, and since January 1, 2017, has been, in compliance, in all material respects, with all Laws applicable to their businesses, operations, properties or assets, including without limitation all Data Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Laws relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (including all Applicable Requirements with respect to any Mortgage Loans).

(2) Each of Seller Bank and its Subsidiaries: (A) has properly certified all deposit accounts that, to Seller’s Knowledge, are foreign deposit accounts, and made all necessary Tax withholdings on all such deposit accounts; (B) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite reports required by any agency of the United States Treasury Department such as the IRS; and (C) has properly followed its established policies on filing Suspicious Activity Reports with the Financial Crimes Enforcement Network required to be filed by them, which policies and filings in each case are and were in compliance with the applicable Laws and regulations referenced in this Section 3.02(j)(2).

(3) Each of Seller Bank and its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and, since January 1, 2017, has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease its properties and to conduct their businesses as conducted as of the date of this Agreement in all material respects (collectively, “Permits”); all such Permits are in full force and effect and are current and no suspension or cancellation of any of them is, to Seller’s Knowledge, threatened.

(4) Seller Bank is a federal savings bank. The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to Seller’s Knowledge, threatened. Seller Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Topeka.

(5) Since January 1, 2017, neither Seller Bank nor any of its Subsidiaries has received any notification or written, or to Seller’s Knowledge, oral, communication from, nor is any of them a party to an agreement with, any Governmental Authority (A) asserting that Seller Bank or any of its Subsidiaries is in default in any material respect under any applicable Laws or Permits, (B) threatening to revoke any material Permits, (C) requiring Seller Bank or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on the conduct of Seller Bank’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its employment or compensation practices, its business or its operations (any of the foregoing, a “Bank Regulatory Agreement”), (D) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage or (E) threatening termination of any contract with a Government Authority. Neither Seller Bank nor any of its Subsidiaries is party to or subject to any Bank Regulatory Agreement. Seller Parent is not subject to any agreement of the type described above that could impair its ability to consummate the Transactions.

(6) The operations of Seller Bank and its Subsidiaries are, and, since January 1, 2017, have been conducted at all times, in compliance in all material respects with applicable anti-money laundering and terrorist financing Laws, and no action by or before any Governmental Authority involving Seller Bank or any of its Subsidiaries with respect to such Laws is pending or to Seller’s Knowledge, threatened. Seller Bank and its Subsidiaries have established and maintain a system of internal controls reasonably designed to ensure compliance in all material respects with applicable financial recordkeeping and reporting requirements of the anti-money laundering and terrorist financing Laws.

(7) Neither Seller Bank nor any of its Subsidiaries nor, to Seller’s Knowledge, any of their respective directors, executives, or any of their respective Representatives, agents or employees acting on their behalf (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business on behalf of Seller Bank or any of its Subsidiaries, to obtain special concessions for Seller Bank or its Subsidiaries, to pay for favorable treatment for business on behalf of Seller Bank or any of its Subsidiaries secured or to pay for special concessions already obtained for Seller Bank or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. Seller Bank and its Subsidiaries have established and maintained a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by Seller Bank and its Subsidiaries with the foregoing.

(8) Since January 1, 2017, each of Seller Bank and its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law with any applicable Governmental Authority (collectively, the “Reports”). As of their respective filing dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), the Reports complied with applicable Law.

(k) Litigation.

(1) There is no suit, claim, audit, charge, litigation, proceeding, investigation or controversy whether civil, criminal, judicial, arbitral, administrative or other (“Litigation”) (i) pending against or affecting Seller Bank or any of its Subsidiaries or any of their respective properties or assets, or, to Seller’s Knowledge, any present or former officer, director or employee of Seller Bank or any of its Subsidiaries in such individual’s capacity as such or (ii) to Seller’s Knowledge, threatened against or affecting Seller Bank or any of its Subsidiaries or any of their respective properties or assets, or, to Seller’s Knowledge, any present or former officer, director or employee of Seller Bank or any of its Subsidiaries in such individual’s capacity as such, other than, with respect to this clause (ii) only, Litigation with amounts in controversy, or amounts reserved or reflected in the Seller Financial Statements, not exceeding $1,000,000, individually or in the aggregate.

(2) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Seller Bank or any of its Subsidiaries or the assets thereof (or that, upon consummation of the Transactions, would apply to Purchaser Parent or any of its Affiliates), (i) that would reasonably be expected to be material to Seller Bank and its Subsidiaries, taken as a whole or (ii) that is imposed by a Governmental Authority.

(l) No Brokers. Except for any fees that may be due and owing to Keefe, Bruyette & Woods, Inc., which will be paid by Seller Parent or one of its Affiliates (other than Seller Bank and its Subsidiaries), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller Parent, Seller or Seller Bank who might be entitled to any fee or commission from Seller Parent, Seller, Seller Bank or their respective Subsidiaries in connection with the Transactions.

(m) Employee Benefit Plans.

(1) Section 3.02(m)(1) of the Seller Disclosure Schedule contains a complete list of each (A) “employee benefit plan,” as defined in Section 3(3) of ERISA; (B) employment, retention, severance, change of control, or similar agreement, plan, arrangement or policy; or (C) any other compensatory or employee benefit plan, agreement, arrangement or policy, including, without limitation, any such plan, agreement, arrangement or policy providing for bonuses, profit-sharing, stock option, restricted stock or other stock-based awards or other forms of incentive or deferred compensation, vacation benefits, health or medical benefits, life, disability or sick leave benefits, other paid time off benefits, termination or severance benefits, retirement (including supplemental retirement) benefits, or post-employment medical, disability, life insurance or other welfare benefits, in each case, whether or not in writing and whether or not funded, and (x) which is maintained, administered or contributed to by Seller Parent, Seller Bank or any ERISA Affiliate and covers any employee or former employee, director or independent contractor or other form of contingent worker of Seller Bank or any of its Subsidiaries (the “Bank Employees”) or (y) with respect to which Seller Bank or any of its Subsidiaries has any liability maintained by Seller Parent covering the Bank Employees (collectively, “Seller Employee Plans”), and separately identifies whether each such Seller Employee Plan is sponsored or maintained by Seller Parent, Seller Bank, or any of their respective Subsidiaries. True and complete copies (or, a written description of such plan if such plan is not set forth in a written document) of all Seller Employee Plans (including, for the avoidance of doubt, the Employee Retention Plans) and, to the extent applicable and in existence, have been made available to Purchaser Bank, along with current (i) related trust agreements, insurance contracts, summary plan descriptions, the most recent annual report, and loan agreements relating to any Seller Employee Plan, and all amendments thereto, (ii) the two most recent financial and/or actuarial reports relating to any Seller Employee Plan, and (iii) all material correspondence to or from any Governmental Authority received since January 1, 2017 relating to any Seller Employee Plan.

(2) Each Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to Seller’s Knowledge, no reason exists for which any such determination letter should be revoked or not be reissued. Seller Parent has made available to Purchaser Bank a copy of the most recent IRS determination letter with respect to each such applicable Seller Employee Plan maintained by it covering the Bank Employees. Since January 1, 2017, the Seller Employee Plans have been maintained in compliance with their terms and with the requirements prescribed by any and all applicable Laws, in all material respects, including ERISA and the Code, to the extent applicable to such Seller Employee Plans.

(3) No “reportable event,” within the meaning of Section 4043 of ERISA, for which the reporting requirement has not been waived or extended, has occurred in connection with any Seller Employee Plan, and neither Seller Bank nor any ERISA Affiliate reasonably expects to incur any liability under Title IV of ERISA arising in connection with any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, maintained, as of the date of this Agreement or formerly, by it or any of its ERISA Affiliates. With respect to each Seller Employee Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, none of Seller, Seller Bank nor any of its ERISA Affiliates has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with which Seller Bank or any of its ERISA Affiliates reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. With respect to each Seller Employee Plan subject to Section 412 of the Code, (i) no such Seller Employee Plan has failed to meet the minimum funding standards (as determined under Section 303 of ERISA and Section 430 of the Code) applicable thereto and (ii) the Pension Benefit Guaranty Corporation has not instituted or threatened to institute proceedings for the termination of any such Seller Employee Plan. Neither Seller Bank nor any of its Subsidiaries nor any predecessor thereof contributes to (or has any obligation to contribute to), or has in the past six (6) years contributed to (or had any obligation to contribute to), any (x) multiemployer plan, as defined in Section 3(37) of ERISA, (y) multiple employer plan, as defined in Section 4063 of ERISA or (z) defined benefit pension plan that is subject to Title IV of ERISA.

(4) Except as required by Section 4980B of the Code or other applicable Law, no Seller Employee Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Seller Parent or its Subsidiaries has any obligation to provide such benefits. To the extent that Seller Parent or any of its Subsidiaries sponsors such plans, Seller Parent or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Seller Employee Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(5) Since January 1, 2017, all contributions required to be made under each Seller Employee Plan have been timely made.

(6) There is no Litigation pending, or to Seller’s Knowledge, threatened relating to a Seller Employee Plan.

(7) There has been no amendment to, announcement by Seller Parent or any of its Subsidiaries relating to, or change in participation or coverage under any Seller Employee Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(8) Except as set forth in Section 4.10(g) and 4.10(i) hereof or on Section 3.02(m)(8) of the Seller Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Transactions or actions contemplated by this Agreement, shall (either alone or in conjunction with another event, such as a termination of employment) (A) entitle any current or former employee (including any leased employee), director, officer, independent contractor or other form of contingent worker of Seller Bank or its Subsidiaries to any severance or termination pay or any increase in severance or termination pay, (B) accelerate the time of payment or vesting or result in any payment of compensation or benefits due to any such employee (including any leased employee), director, officer, independent contractor or other form of contingent worker, (C) increase the amount payable or result in any other material obligation pursuant to, any of the Seller Employee Plans, (D) result in payments which would not be deductible under Section 280G of the Code or (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Seller Employee Plan on or following the Effective Time.

(9) Each Seller Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(10) None of Seller Parent or any of its Subsidiaries has any obligation to provide, and no Seller Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(11) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be Liabilities of Purchaser Parent or Seller Bank or any of their respective Subsidiaries following the Closing. Without limiting the generality of the foregoing, none of Seller Parent, Seller, Seller Bank nor any of ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(12) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.02(m) are the only representations and warranties made by Seller Parent, Seller and Seller Bank in this Agreement with respect to employee benefit matters.

(n) Labor Matters.

(1) Except to the extent disclosure would not be permitted under applicable Laws, including applicable Data Privacy Laws, Section 3.02(n)(1) of the Seller Disclosure Schedule sets forth a list as of August 8, 2019 of all of the Bank Employees then employed by or rendering services to Seller Bank (including any Bank Employees who are not actively employed but on an approved leave of absence as of such date). Prior to the date of this Agreement, Seller Parent has, to the extent permitted under applicable Laws, including applicable Data Privacy Laws, made available to Purchaser Bank, in Section 3.02(n)(1) of the Seller Disclosure Schedule, a schedule setting forth each Bank Employee’s respective job title and level, current annual salary or hourly rate of pay, annual target incentive compensation opportunity, work location and years of service. Section 3.02(n)(1) of the Seller Disclosure Schedule shall also indicate the status of any Bank Employee who is on an approved leave of absence of any nature, paid or unpaid, including disability, family or other leave, sick leave or on layoff status subject to recall, the nature of such Bank Employee’s leave of absence, whether such Bank Employee is on an active or inactive status, and (if known) the anticipated date of return to full service. Seller Parent shall update Section 3.02(n)(1) of the Seller Disclosure Schedule to reflect new hires and resignations occurring in the ordinary course of business occurring after the date of this Agreement and shall deliver an updated copy of Section 3.02(n)(1) of the Seller Disclosure Schedule (along with the corresponding employee census data required by this Section 3.02(n)(1)) not later than ten (10) calendar days prior to the Closing Date.

(2) Neither Seller Bank nor any of its Subsidiaries is a party to any collective bargaining agreement that covers any Bank Employees, and there are no controversies, grievances or arbitrations pending or, to Seller’s Knowledge, threatened between Seller Bank or its Subsidiaries and any current or former Bank Employees or any labor or other collective bargaining unit representing any current or former Bank Employees that could reasonably be expected to result in a labor strike or dispute, slow-down or work stoppage. As of the date of this Agreement, there is no organizational effort being made or, to Seller’s Knowledge, threatened, by any individual or group of individuals (including on behalf of any labor union or labor organization) with respect to the Bank Employees.

(3) Each of Seller Bank and its Subsidiaries is, and since January 1, 2017 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, fair employment practices, compensation and benefits, terms and conditions of employment, including without limitation, laws related to sexual (or other forms of) harassment, discrimination, retaliation, whistleblowing, affirmative action, work authorization background checks, workers’ compensation, wages, hours of work, employment classification and occupational safety and health. There is no unfair labor practice (within the meaning of the National Labor Relations Act of 1935) charge against Seller Bank or any of its Subsidiaries, pending or, to Seller’s Knowledge, threatened before a Governmental Authority. No proceeding seeking to compel Seller Bank or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to Seller’s Knowledge, threatened with respect to Seller Bank or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. Neither Seller Bank nor its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor or other form of contingent worker rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to an employee leased from another employer.

(4) To Seller’s Knowledge, since January 1, 2017, no allegations of sexual (or other forms of) harassment or misconduct have been made against any individual in his or her capacity as (A) an officer of Seller Bank or any of its Subsidiaries, (B) a member of the Board of Directors of Seller Bank or any of its Subsidiaries or (C) an employee of Seller Bank or any of its Subsidiaries at a level of Grade 24 or above.

(5) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.02(n) are the only representations and warranties made by Seller Parent, Seller and Seller Bank in this Agreement with respect to labor matters.

(o) Taxes.

(1) (A) All income and other material Tax Returns that are required to be filed on or before the Closing Date by or with respect to Seller Bank or its Subsidiaries have been or will be timely filed on or before the Closing Date (taking into account any extension of time to file granted or obtained), and all such Tax Returns are or will be true, accurate and complete in all material respects; (B) all Taxes owed by Seller Bank and its Subsidiaries and due on or before the Closing Date (whether or not shown on the Tax Returns referred to in clause (A)) have been or will be timely paid in full on or before the Closing Date; (C) all deficiencies asserted in writing or assessments made in writing by the relevant Governmental Authority in connection with any of the Tax Returns referred to in clause (A) have been or will be timely paid in full on or before the Closing Date; and (D) no material issues that have been raised in writing by the relevant Governmental Authority in connection with any of the Tax Returns referred to in clause (A) are pending as of the date of this Agreement, or, if pending, have been adequately reserved for in the Seller Financial Statements (as adjusted for the passage of time through the Closing Date).

(2) Seller Bank and its Subsidiaries have complied with all applicable material information reporting and withholding requirements with respect to Taxes, including maintenance of required records with respect thereto.

(3) There are no Tax Liens on Seller Bank’s or its Subsidiaries’ assets other than Permitted Liens.

(4) No waiver or extension of any statute of limitations with respect to any of Seller Bank’s or any of its Subsidiaries’ Taxes is in effect and there has been no written agreement with, or request by a Governmental Authority, to execute such a waiver or extension.

(5) There are no pending or, to the Seller’s Knowledge, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Taxes or any Tax Return of Seller Bank or any of its Subsidiaries. No written claim for Taxes has been asserted against Seller Bank or any of its Subsidiaries by a Governmental Authority in a jurisdiction where neither Seller Bank nor any of its Subsidiaries files Tax Returns. No deficiencies for Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Seller Bank or any of its Subsidiaries that have not been fully resolved.

(6) No closing agreements, settlement agreements, private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into with or issued by any Governmental Authority with respect to Seller Bank or any of its Subsidiaries. Seller Bank and its Subsidiaries have not granted any power of attorney concerning any Tax matter.

(7) Neither Seller Bank nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated federal income Tax Returns, a group of which Seller Parent or any of its Affiliates was the common parent. Neither Seller Bank nor any of its Subsidiaries is a party to any Tax sharing, indemnification or allocation agreement, or has any material Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(8) Neither Seller Bank nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (A) change in accounting method for a Tax period beginning on or before the Closing Date under Section 481(c) of the Code (or any similar provision of state, local or foreign Law), (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date, (D) intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or foreign Law), or (E) election under Section 108(i) of the Code.

(9) Neither Seller Bank nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(10) Neither Seller Bank nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any comparable provision of state, local or foreign Law).

(11) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers effected pursuant to this Agreement.

(12) None of the capital contributions made by Seller Parent or Seller to Seller Bank were part of a plan, a principal purpose of which is to avoid or increase any limitation under Section 382 pursuant to Section 382(l)(1) of the Code.

(13) Neither Seller Bank nor its Subsidiaries (A) have or have had a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the United States, or (B) have ever been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “specified foreign corporation” as defined in Section 965(e) of the Code.

(14) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 3.02(f) and Section 3.02(m), to the extent related to tax matters, and this Section 3.02(o) are the only representations and warranties made by Seller Parent, Seller and Seller Bank in this Agreement with respect to tax matters.

(p) Insurance. Each of Seller Bank and its Subsidiaries is insured against such risks and in such amounts as the management of Seller Parent reasonably has determined to be adequate and prudent with respect to their businesses, properties and assets, including with respect to workers’ compensation or other employment related risks. Each insurance policy set forth on Section 3.02(p) of the Seller Disclosure Schedule, which constitutes a list of all insurance policies that provide coverage to Seller Bank, is in full force and effect, all premiums due and payable thereon have been paid or fully accrued; Seller Bank and its Subsidiaries have not received notice to the effect that any of them are in material default under any such insurance policy; and all claims thereunder have been filed in a timely fashion. There is no material claim pending under any of such policies with respect to Seller Bank or any of its respective Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

(q) Intellectual Property, Information Technology, and Data Protection.

(1) Section 3.02(q)(1) of the Seller Disclosure Schedule provides a list of all Intellectual Property, except Seller Marks, owned by Seller Bank or any of its Subsidiaries, indicating for each item the registration or application number and the applicable filing jurisdiction, as applicable (collectively, the “Scheduled Intellectual Property”). The Scheduled Intellectual Property is subsisting, and to Seller’s Knowledge, valid and enforceable. To Seller’s Knowledge, the Scheduled Intellectual Property is not subject to any outstanding order, judgment or decree materially and adversely affecting the use thereof by Seller Bank or any of its Subsidiaries in their respective businesses as conducted as of the date of this Agreement.

(2) Seller Bank and its Subsidiaries own or have a valid right to use all material Intellectual Property used in or necessary for the operation of their respective businesses, all of which rights shall survive unchanged upon the consummation of the Transactions.

(3) There is no Litigation, opposition, cancellation, proceeding or claim pending, asserted, or to Seller’s Knowledge, threatened (including “cease and desist” letters or invitations to take a license) against Seller Bank or any of its Subsidiaries concerning (A) the ownership, validity, registrability, patentability, or enforceability of the Scheduled Intellectual Property, or (B) the infringement or misappropriation by Seller Bank or any of its Subsidiaries of any third-party Intellectual Property. To the Seller’s Knowledge, since January 1, 2017, Seller Bank and its Subsidiaries have not infringed the Intellectual Property rights of any third party in a manner that resulted in, or is reasonably likely to result in, material liability to Seller Bank or any of its Subsidiaries. To Seller’s Knowledge, since January 1, 2017, the Intellectual Property owned by Seller Bank or any of its Subsidiaries has not been infringed by any third party in a manner that, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect.

(4) Seller Bank and its Subsidiaries have maintained commercially reasonable practices to protect the confidentiality of all confidential information and trade secrets of Seller Bank and its Subsidiaries. All of Seller Bank’s and its Subsidiaries’ employees, contractors, consultants and other personnel with access to Seller Bank’s or any of its Subsidiaries’ confidential information or who are or have been otherwise involved in development of Intellectual Property for Seller Bank or any of its Subsidiaries have executed reasonable confidentiality agreements and/or Intellectual Property assignment agreements, as applicable.

(5) The material IT Assets used in connection with Seller Bank’s and its Subsidiaries’ businesses operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by such party in connection with its respective business. Seller Bank and its Subsidiaries take reasonable actions that are compliant in all material respects with applicable industry standards and certifications to protect and maintain the confidentiality, continuous operation and security of the IT Assets used in the conduct of Seller Bank’s and its Subsidiaries’ businesses (and all information stored or contained therein or transmitted thereby) (the “Acquired Group IT Assets”) against any unauthorized use, access, interruption, modification or corruption, and since January 1, 2017, there have been no violations, breaches or outages of (or unauthorized access to or use of) same (other than those that were resolved without material liability or expense or an obligation to notify any other Person of such event). Seller Bank and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the Acquired Group IT Assets, in each case, that are compliant in all material respects with applicable industry standards and certifications.

(6) Since January 1, 2017, Seller Bank and its Subsidiaries (A) have been in compliance in all material respects with their publicly available privacy policies, and contractual and fiduciary obligations with respect to Personal Data, (B) have passed all regulatory audits relating to data protection to which they have been subject, and (C) have used commercially reasonable measures consistent in all material respects with applicable industry practices to ensure the confidentiality, privacy and security of Personal Data. Since January 1, 2017, no Person has gained unauthorized access to or misused any Personal Data in the possession or control of Seller Bank or any of its Subsidiaries (or, solely in connection with the Personal Data used by Seller Bank or its Subsidiaries) in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability or an obligation to notify any Governmental Authority. Since January 1, 2017, no Person has been awarded compensation from any of Seller Bank or any of its Subsidiaries (or, solely in connection with the businesses of Seller Bank or its Subsidiaries) as a result of violation of any Data Privacy Laws, no claim for such compensation is outstanding and, to Seller’s Knowledge, no circumstances exist which might lead to any claim for compensation being made.

(r) Loan Portfolio.

(1) Except as would not, individually or in the aggregate, reasonably be material to Seller Bank, since January 1, 2017, each loan (including each Mortgage Loan), revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit by Seller Bank or any of its Subsidiaries to a borrower (collectively, “Extensions of Credit”) (A) complies in all material respects with all applicable Laws and, with respect to each Mortgage Loan, the Applicable Requirements, (B) has been made, entered into or acquired by Seller Bank or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (C) is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, constitute a legal, valid and binding obligation of Seller Bank or one of its Subsidiaries and, to Seller’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy), (D) is in full force and effect and (E) to the extent carried on the books and records of Seller Bank as secured Extensions of Credit, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected (except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy).

(2) Section 3.02(r)(2) of the Seller Disclosure Schedule contains a complete and correct list of (A) all Extensions of Credit, by account, as of July 31, 2019 (i) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (ii) that are on non-accrual status or (iii) that as of July 31, 2019 are classified as “Watch List”, “Especially Mentioned”, “Substandard”, “Doubtful”, “Loss” or words of similar import, together with the principal amount on each such Extension of Credit and the identity of the obligor thereunder. True, correct and complete copies of the currently effective lending policies and practices of Seller Bank and each of its Subsidiaries have been made available to Purchaser Bank and (B) each asset of Seller Bank or any of its Subsidiaries that as of the date hereof was classified as OREO or as an asset to satisfy outstanding Extensions of Credit, including repossessed equipment, and the book value thereof as of such date.

(3) Except as would not, individually or in the aggregate, reasonably be material to Seller Bank, since January 1, 2017, each outstanding Extension of Credit (including Extensions of Credit held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, Seller Bank’s underwriting standards, as applicable, (and, in the case of Extensions of Credit held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws, applicable requirements of any government-sponsored enterprise program and, with respect to Mortgage Loans, with all Applicable Requirements. Except as would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect, since January 1, 2017, Seller Bank and its Subsidiaries have properly satisfied in all material respects their contractual responsibilities and duties in any Extensions of Credit in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements and, with respect to Mortgage Loans, the Applicable Requirements.

(4) Except for repurchase obligations in connection with the mortgage business of Seller Bank’s Subsidiaries and as set forth on Section 3.02(r)(4) of the Seller Disclosure Schedule, none of the agreements pursuant to which Seller Bank or any of its Subsidiaries has sold Extensions of Credit or pools of Extensions of Credit or participations in Extensions of Credit or pools of Extensions of Credit since January 1, 2017 contains any obligation to repurchase such Extensions of Credit or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations.

(5) There are no outstanding Extensions of Credit made by Seller Bank to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of the Seller Parent or its Subsidiaries, other than Extensions of Credit that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(6) Seller Bank is not now nor has it ever been, since January 1, 2017, subject to any fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Mortgage Agency relating to the origination, sale or servicing of Mortgage Loan or consumer Extensions of Credit.

(s) Trust Business. Since January 1, 2017, Seller Bank have administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable Laws. Since January 1, 2017, neither Seller Bank, its Subsidiaries nor, to Seller’s Knowledge, their current or former directors, officers or employees has committed any breach of trust with respect to any such fiduciary account.

(t) Derivative Instruments.

(1) Except as would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect, since January 1, 2017, each swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transaction (each, a “Derivative Transaction”), whether entered into for Seller Bank’s own account, or for the account of one or more of Seller Bank’s Subsidiaries or their respective customers, complies with applicable Law and was entered into (A) in the ordinary course of business consistent with past practice and in accordance in all material respects with all applicable Laws, and (B) with counterparties that, to Seller’s Knowledge, were financially responsible at the time.

(2) Except as would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect, each Derivative Transaction constitutes a legal, valid and binding obligation of Seller Bank or one of Seller Bank’s Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy), and are in full force and effect. Neither Seller Bank nor their respective Subsidiaries is in breach in any material respect of any of its obligations under any Derivative Transaction, nor to Seller’s Knowledge, any other party except for breaches that would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect.

(u) Investment Securities and BOLI.

(1) Each of Seller Bank and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller Bank or its Subsidiaries or as set forth in Section 3.02(u) of the Seller Disclosure Schedule.

(2) Section 3.02(u) of the Seller Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Seller Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Seller Financial Statements in accordance with GAAP.

(v) Community Reinvestment Act Compliance. Seller Bank is in compliance in all material respects with the applicable provisions of the CRA and the regulations promulgated thereunder and has received a CRA rating of “Satisfactory” in its most recently completed exam, and as of the date hereof, to Seller’s Knowledge, there is no fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Seller Bank not having at least a “Satisfactory” rating following the release of its next exam.

(w) Mortgage Matters.

(1) As of the date hereof, Seller Bank (A) is approved as an issuer of the Government National Mortgage Association, a seller/servicer of the Federal National Mortgage Corporation and the Federal Home Loan Mortgage Corporation, and a lender of the Federal Housing Administration, the Veterans Administration and the United States Department of Agriculture (each of the forgoing entities, a “Mortgage Agency”), (B) has not received any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, by any of the Mortgage Agencies, (C) has not received any written notice from a Governmental Authority or Mortgage Agency asserting that Seller Bank or its Subsidiaries has violated or not complied with applicable underwriting, servicing or other standards or guidelines with respect to Mortgage Loans originated, financed or serviced by Seller Bank or its Subsidiaries’ and (D) has not received any written notice indicating that any event has occurred or any circumstance exists that could reasonably be expected to result in Seller Bank not maintaining its Servicing Rights in respect of any Servicing Agreement with a Mortgage Agency or other third party, except, in the case of clause (C) or (D), as would not, individually or in the aggregate, reasonably be material to Seller Bank.

(2) Except as would not, individually or in the aggregate, reasonably be material to Seller Bank: (A) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit relating to any Seller Bank Mortgage Loan, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit; (B) each appraisal obtained in connection with the Seller Bank Mortgage Loans complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted; (C) each Seller Bank Mortgage Loan originated as a qualified mortgage, as defined in Regulation Z (12 CFR §1026.43), is a qualified mortgage and meets the qualified mortgage standards set forth therein; and (D) no Seller Bank Mortgage Loan was a “high cost” loan under the Home Ownership and Equity Protection Act, as amended, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified Extension of Credit using different terminology under a Law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees).

(x) Absence of Certain Changes or Events.

(1) Except in connection with the Transactions, since December 31, 2018, (i) Seller Bank and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) none of them has taken any action that would have been prohibited by Section 4.01 if taken after the date hereof without the prior written consent of Purchaser Bank.

(2) Since December 31, 2018, there has not been any change, event or development that, individually or taken together with all other facts, circumstances and events (described in any Section of this Article III or otherwise), has had or would reasonably be likely to have a Seller Material Adverse Effect.

(y) Takeover Laws and Provisions. Seller Parent and its Subsidiaries have taken all action required to be taken by them in order to exempt the Transaction Documents and the Transactions from, and Transaction Documents and the Transactions are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of any jurisdiction (collectively, “Takeover Laws”). Seller Parent and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make the Transaction Documents and the Transactions comply with, and the Transaction Documents and the Transactions do comply with, the requirements of any provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(z) Environmental Liability. Except as disclosed in Section 3.02(z) of the Seller Disclosure Schedule: (1) neither the conduct or operation of Seller Bank or Seller Bank Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or, has violated in any material respect any Environmental Laws; (2) there has been no release of any Hazardous Substance by, or contamination on any property currently or formerly owned or operated by, Seller Bank or any of Seller Bank’s Subsidiaries in any manner that has given rise to any current or would reasonably be expected to give rise to any future remedial obligation, corrective action requirement or material Liabilities under applicable Environmental Laws; (3) neither Seller Bank nor any of Seller Bank’s Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Authority or any other Person asserting that Seller Bank or any of Seller Bank’s Subsidiaries are alleged to have any material Liabilities under any Environmental Law, including responsibility for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any property they have owned, leased, operated or held as collateral or in a fiduciary capacity; (4) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material Liabilities under any Environmental Law, from any current or former properties or facilities while owned or operated by Seller Bank or any of Seller Bank’s Subsidiaries or as a result of any operations or activities of Seller Bank or any of its Subsidiaries at any location, and, to Seller’s Knowledge, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in Liabilities to Seller Bank or any of Seller Bank’s Subsidiaries under any Environmental Law; (5) neither Seller Bank, Seller Bank’s Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Seller’s Knowledge, threatened to become subject to, any Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, indemnity or claim asserted or arising under any Environmental Law; and (6) Seller Parent has made available to Purchaser Bank copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Seller Bank or any of Seller Bank’s Subsidiaries or any of their current or former properties or operations. Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.02(z) are the only representations and warranties being made by the Seller Parent in this Agreement with respect to compliance with or Liabilities under Environmental Laws.

(aa) Intercompany Arrangements. Section 3.02(aa) of the Seller Disclosure Schedule identifies all Contracts between Seller Bank or any of its Subsidiaries, on the one hand, and Seller Parent or any of its Affiliates (other than Seller Bank or any of its Subsidiaries), on the other hand.

(bb) Investment. Seller is acquiring the Stock Consideration for its own account as an investment without the present intent to sell, transfer or otherwise distribute, if any, the same to any Person other than an Affiliate of Seller. Seller has made, independently and without reliance on Purchaser Parent or Purchaser Bank (except to the extent that Seller has relied on the representations and warranties of Purchaser Parent and Purchaser Bank in this Agreement), its own analysis of the Stock Consideration for the purpose of acquiring the shares of Purchaser Parent Common Stock that comprise the Stock Consideration, and Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Seller acknowledges that the shares of Purchaser Parent Common Stock that comprise the Stock Consideration are not Registered pursuant to any Securities Laws and that none of the shares of Purchaser Parent Common Stock that comprise the Stock Consideration may be transferred, except pursuant to a registration statement or an applicable exemption under the Securities Act. Seller is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(cc) Investigation by Seller Parent and Seller. Each of Seller Parent and Seller acknowledges that (1) it is a sophisticated purchaser of securities, (2) it has been given sufficient access to all information requested by it, and (3) it has knowledge and expertise in financial and business matters and in investments similar to the Stock Consideration that it is capable of evaluating the merits and risks of its investment in the shares of Purchaser Parent Common Stock that comprise the Stock Consideration and of making an informed investment decision.

(dd) No Other Representations or Warranties.

(1) Except for the representations and warranties contained in this Agreement (including any certificate or other instrument delivered in connection herewith or therewith), none of Seller Parent or its Affiliates or their respective Representatives makes any other representation or warranty on behalf of Seller Parent, express or implied, at law or in equity, in respect of Seller Bank or its Subsidiaries, their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or with respect to the subject matter of this Agreement or the Ancillary Agreements, and Seller Parent, Seller and Seller Bank, each on behalf of itself and its Subsidiaries, hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Seller Parent, its Affiliates or any other person makes or has made any representation or warranty to Purchaser Parent, Purchaser Bank, their Affiliates or Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Seller, Seller Bank, or their respective Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Seller Parent in this Agreement (including any certificate or other instrument delivered in connection herewith or therewith), any oral or written information presented to the Purchaser Parent, Purchaser Bank or their respective Affiliates or Representatives in the course of their due diligence investigation of Seller, Seller Bank, or their respective Subsidiaries, the negotiation of this Agreement or the Ancillary Agreements or in the course of the Transactions. For the avoidance of doubt, none of Seller Parent, or its Affiliates makes any, and Seller Parent and its Affiliates hereby disclaim all, representations or warranties with respect to the Excluded Subsidiaries or its assets, Liabilities, business or financial condition.

(2) Seller Parent acknowledges and agrees that none of Purchaser Parent, Purchaser Bank or any other person has made or is making any express or implied representation or warranty with respect to Purchaser Parent, Purchaser Bank or their respective Subsidiaries or businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the Transactions, other than those contained in this Agreement (including any certificate or other instrument delivered in connection herewith or therewith). Notwithstanding anything to the contrary in this Agreement, each of Seller Parent, Seller, or Seller Bank represents and warranties that it has not relied on any representations, warranties, or statements of Purchaser Parent or any other Person other than the representations and warranties of Purchaser Parent that are expressly set forth in this Agreement (including any certificate or other instrument delivered in connection herewith or therewith).

3.03 Representations and Warranties of Purchaser Parent and Purchaser Bank.

Except (a) as set forth on the Purchaser Disclosure Schedule, or (b) as disclosed in any Purchaser Parent SEC Report filed with, or furnished to, the SEC by Purchaser Parent prior to the date hereof and on or after the date on which Purchaser Parent filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2016 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser Parent and Purchaser Bank represent and warrant to Seller Parent and Seller, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), that:

(a) Organization, Standing and Authority.

(1) Each of Purchaser Parent, Purchaser Parent’s Significant Subsidiaries and Purchaser Bank, (A) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization, (B) has all corporate (or other entity) power and authority to own, lease and operate its properties and to carry on its business as now conducted and (C) is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect.

(2) True, complete and correct copies of the Constituent Documents of Purchaser Parent and Purchaser Bank, each as in effect as of the date of this Agreement, have been made available to Seller Parent.

(b) Capital Structure.

(1) The authorized capital stock of Purchaser Parent consists of 600,000,000 shares of Purchaser Parent Common Stock, of which 162,134,645 shares are issued and 94,694,875 shares are outstanding and 67,439,770 shares are held in treasury as of the date of this Agreement, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 325,000 shares are issued and outstanding as of the date of this Agreement. All the issued and outstanding shares of Purchaser Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. Purchaser Parent has no trust preferred or subordinated debt securities or other similar capital securities issued or outstanding.

(2) There are no outstanding or authorized Rights that would require Purchaser Parent to issue, sell or otherwise cause to become outstanding any of its capital stock. Purchaser Parent does not have any commitment to authorize, issue or sell any shares of capital stock or other equity interests, and there are no shares of capital stock of Purchaser Parent authorized or reserved for issuance. None of Purchaser Parent’s issued and outstanding shares of capital stock are subject to, or have been issued in violation of, any preemptive rights. No Voting Debt has been issued by Purchaser Parent and is outstanding. Purchaser Parent is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Purchaser Parent.

(c) Corporate Authorization. Each of Purchaser Parent and Purchaser Bank has all necessary corporate (or other entity) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Purchaser Parent and Purchaser Bank and the consummation by Purchaser Parent and Purchaser Bank of the Transactions have been duly and validly authorized and approved by all necessary corporate (or other entity) action on the part of Purchaser Parent and Purchaser Bank and no other corporate (or other entity) proceedings on the part of Purchaser Parent or Purchaser Bank are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each of Purchaser Parent and Purchaser Bank and, assuming the due authorization, execution and delivery by Seller Parent, Seller and Seller Bank, constitutes a legal, valid and binding obligation of Purchaser Parent and Purchaser Bank, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy). The shares of Purchaser Parent Common Stock to be issued as Stock Consideration, if any, will have been validly authorized if and when issued, will be validly issued, fully paid and non-assessable, and no current or past shareholder of Purchaser Parent will have any preemptive right or similar rights in respect thereof.

(d) Regulatory Filings; No Defaults.

(1) No consents, permits, authorizations or approvals of, or filings, notices, reports or registrations with, any Governmental Authority or other third party are required to be made or obtained by Purchaser Parent or Purchaser Bank in connection with the execution, delivery or performance by Purchaser Parent and Purchaser Bank of the Transaction Documents to which they are a party, or to effect the Transactions, except for (A) the consents or approvals of, or filings or registrations with any Governmental Authority as set forth on Section 3.03(d)(1)(A) of the Purchaser Disclosure Schedule and (B) such other consents, approvals, or filings with any third party (other than any Governmental Authority), the failure of which to be obtained would, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect as set forth on Section 3.03(d)(1)(B) of the Purchaser Disclosure Schedule.

(2) Subject to the receipt of the approvals and consents referred to in Section 3.03(d)(1) and the expiration of applicable waiting periods, the execution, delivery and performance by Purchaser Parent and Purchaser Bank of the Transaction Documents to which it is a party and the consummation by it of the Transactions do not (A) constitute a violation or breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of any obligation of Purchaser Parent or Purchaser Bank or to a loss of any benefits to which Purchaser Parent or Purchaser Bank is entitled under any provision of (i) Purchaser Parent’s or Purchaser Bank’s Constituent Documents; (ii) assuming compliance with the requirements referred to in Section 3.03(d)(1) any Law applicable to Purchaser Parent or any of its Significant Subsidiaries, other than immaterial violations of Law, or (iii) any material contract (as defined in 17 CFR §229.601(b)(101)) to which Purchaser Parent or any of its Significant Subsidiaries is a party or any license, franchise, permit or similar authorization held by Purchaser Parent or any of its Significant Subsidiaries, in the case of clause (iii), other than violations, breaches, defaults, rights or loss which would not, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect; or (B) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the assets of Purchaser Parent or any of its Significant Subsidiaries.

(3) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser Parent or any of its Significant Subsidiaries pursuant to the Securities Act or the Exchange Act since January 1, 2017 (the “Purchaser Parent SEC Reports”) is publicly available. No such Purchaser Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Parent SEC Reports. None of Purchaser Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

(e) Financial Statements; No Material Adverse Effect.

(1) Each of the statements of financial condition included in the financial statements of Purchaser Parent and its Subsidiaries included (or incorporated by reference) in the Purchaser Parent SEC Reports (the “Purchaser Parent Financial Statements”) fairly presents in all material respects the consolidated financial position of Purchaser Parent as of its date, and each of the statements of income and changes in stockholder’s equity and cash flows or equivalent statements included in the Purchaser Parent Financial Statements fairly presents in all material respects the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Purchaser Parent for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved and subject, in each case, to (A) any matter to the extent disclosed in the Purchaser Parent Financial Statements (or the notes thereto, if applicable), and (B) in the case of the unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosure.

(2) Deloitte & Touche LLP, who have certified certain financial statements of Purchaser Parent and its Subsidiaries, are independent public accountants as required by the Exchange Act and the rules and regulations of the SEC and the Public Company Accounting Oversight Board.

(3) Except (A) for Liabilities incurred in the ordinary course of business since June 30, 2019 or (B) as adequately reflected or reserved against in the Purchaser Parent Financial Statements (or notes thereto, if applicable), since June 30, 2019, or which, in the case of clauses (A) and (B), would not, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect, Purchaser Parent has not incurred any Liabilities that would be required to be reflected or reserved against in a balance sheet of Purchaser Parent prepared in accordance with GAAP as applied in the preparation of the Purchaser Parent Financial Statements for the fiscal year ended December 31, 2018.

(4) The allowances for loan losses of Purchaser Parent and its Subsidiaries contained in the Purchaser Parent Financial Statements were established in accordance with the practices and experiences of Purchaser Parent and its Subsidiaries and were adequate under and in accordance with the requirements of GAAP and the applicable Governmental Authorities to provide for possible losses on loans and credit commitments outstanding as of the date of such balance sheet.

(5) Since June 30, 2019, other than in anticipation of and otherwise in connection with the Transactions, (A) Purchaser Parent and Purchaser Bank have operated their respective businesses in the ordinary course of business consistent with past practice, and (B) no fact or event has occurred or circumstance or change arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 3.03 or otherwise), has had or would reasonably be likely to have, a Purchaser Material Adverse Effect.

(f) Books and Records and Internal Controls.

(1) The books and records of Purchaser Parent, Purchaser Bank and their respective Subsidiaries have been fully, properly and accurately maintained in all material respects in accordance with GAAP (where applicable) and any other requirements of applicable Governmental Authorities, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2) Purchaser Parent, Purchaser Bank and their respective Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with its management’s general or specific authorizations and (B) transactions are recorded in conformity with GAAP consistently applied and applicable bank regulatory requirements. Since January 1, 2017, none of Purchaser Parent, Purchaser Bank or any of their respective Subsidiaries or, to Purchaser’s Knowledge, any director, senior executive officer, auditor or independent accountant, has received written notice or otherwise obtained knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of Purchaser Parent, Purchaser Bank or any of their respective Subsidiaries or their respective internal accounting controls.

(3) Purchaser Parent, Purchaser Bank and their respective Subsidiaries have (A) implemented and maintain disclosure controls and procedures to ensure that material information relating to Purchaser Parent, Purchaser Bank and their respective Subsidiaries is made known to the chief executive officer and the chief financial officer of Purchaser Parent and/or Purchaser Bank by others within those entities, and (B) disclosed, based on the most recent evaluation prior to the date of this Agreement, to Purchaser Parent’s outside auditors and the audit committee of Purchaser Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Purchaser Parent’s or Purchaser Bank’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in Purchaser Parent’s internal controls over financial reporting.

(g) Compliance with Laws.

(1) Purchaser Parent and each of its Significant Subsidiaries (including Purchaser Bank) is, and since January 1, 2017 has been, in compliance, in all material respects, with all Laws applicable to their businesses, operations, properties or assets, including without limitation laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(2) Each of Purchaser Parent and its Significant Subsidiaries (including Purchaser Bank): (A) have properly certified all deposit accounts that, to Purchaser’s Knowledge, are foreign deposit accounts and made all necessary Tax withholdings on all such deposit accounts; (B) have timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite reports required by any agency of the United States Treasury Department such as the IRS; and (C) have properly followed its established policies on filing Suspicious Activity Reports with the Financial Crimes Enforcement Network required to be filed by them, which policies and filings in each case are and were in compliance with the applicable Laws and regulations referenced in this Section 3.03(g)(2).

(3) Each of Purchaser Parent and its Significant Subsidiaries (including Purchaser Bank) has all material Permits, and since January 1, 2017, has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease its properties and to conduct their businesses as conducted as of the date of this Agreement in all material respects; all such Permits are in full force and effect and are current and no suspension or cancellation of any of them is, to the Knowledge of Purchaser Parent, threatened.

(4) Purchaser Bank is a national bank duly organized and validly existing under the Laws of the United States. The deposit accounts of Purchaser Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and since January 1, 2017 all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to Purchaser’s Knowledge, threatened. Purchaser Bank is a member in good standing of the FHLB of San Francisco.

(5) Since January 1, 2017, neither Purchaser Parent nor any of its Significant Subsidiaries (including Purchaser Bank) has received any notification or written, or to Purchaser Parent’s Knowledge, oral, communication from, nor is any of them a party to an agreement with, any Governmental Authority (A) asserting that Purchaser Parent or its Significant Subsidiaries (including Purchaser Bank) is in default in any material respect under any applicable Laws or Permits, (B) threatening to revoke any material Permits, (C) requiring Purchaser Parent or its Significant Subsidiaries (including Purchaser Bank) to enter into or consent to a Bank Regulatory Agreement, (D) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage or (E) threatening termination of any contract with a Government Authority. Neither Purchaser Parent nor any of its Significant Subsidiaries (including Purchaser Bank) is party to or subject to any Bank Regulatory Agreement.

(6) The operations of Purchaser Parent and its Significant Subsidiaries are, and, since January 1, 2017, have been conducted at all times, in compliance in all material respects with applicable anti-money laundering and terrorist financing Laws, no action by or before any Governmental Authority involving Purchaser Parent or any of its Significant Subsidiaries (including Purchaser Bank) with respect to such Laws is pending or, to Purchaser’s Knowledge, threatened. Purchaser Parent and its Significant Subsidiaries (including Purchaser Bank) have established and maintain a system of internal controls reasonably designed to ensure compliance in all material respects with applicable financial recordkeeping and reporting requirements of the anti-money laundering and terrorist financing Laws.

(7) Neither Purchaser Parent nor any of its Significant Subsidiaries (including Purchaser Bank) nor, to Purchaser Parent’s knowledge, any of their respective directors, executives, or any of their respective Representatives, agents or employees acting on their behalf (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business on behalf of Purchaser Parent or any of its Significant Subsidiaries (including Purchaser Bank), to obtain special concessions for Purchaser Parent or any of its Significant Subsidiaries (including Purchaser Bank), to pay for favorable treatment for business on behalf of Purchaser Parent or any of its Significant Subsidiaries (including Purchaser Bank) secured or to pay for special concessions already obtained for Purchaser Parent or any of its Significant Subsidiaries (including Purchaser Bank), or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. Purchaser Parent and its Significant Subsidiaries (including Purchaser Bank) have established and maintained a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by Purchaser Parent and its Significant Subsidiaries (including Purchaser Bank) with the foregoing.

(8) Since January 1, 2017, each Purchaser Parent and its Significant Subsidiaries (including Purchaser Bank) has timely filed all material Reports. As of their respective filing dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), the Reports complied with applicable Law.

(h) Litigation. There is no Litigation pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser Parent or any of its Significant Subsidiaries (including Purchaser Bank) or any of their respective properties or assets, or, to Purchaser’s Knowledge, any present or former officer, director or employee of Purchaser Parent or any of its Significant Subsidiaries (including Purchaser Bank) in such individual’s capacity as such, other than Litigation that has been adequately disclosed or reserved against in the Purchaser Parent Financial Statements or that would not reasonably be likely to, individually or in the aggregate, reasonably be expected to be material to Purchaser Parent or any of its Significant Subsidiaries, taken as a whole, or challenging the validity or propriety of the Transactions.

(i) No Brokers. Except for any fees that may be due and owing to J.P. Morgan Securities LLC, which will be paid by Purchaser Parent or one of its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser Parent or Purchaser Bank who might be entitled to any fee or commission from Purchaser Parent or any of its Affiliates in connection with the Transactions.

(j) Availability of Funds. At the Closing, Purchaser Bank will have sufficient immediately available funds to pay the Purchase Price to Seller on the terms and conditions contained herein. As of the date of this Agreement, Purchaser Bank has no reason to believe that it will be unable to obtain any funds required to consummate the Transactions.

(k) Takeover Laws and Provisions. Purchaser Parent and its Subsidiaries have taken all action required to be taken by them in order to exempt the Transaction Documents and the Transactions from, and Transaction Documents and the Transactions are exempt from, the requirements of any Takeover Laws. Purchaser Parent and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make the Transaction Documents and the Transactions comply with, and the Transaction Documents and the Transactions do comply with, the requirements of any provisions of its Constituent Documents concerning Takeover Provisions.

(l) No Other Representations or Warranties.

(1) Except for the representations and warranties contained in this Agreement (including any certificate or other instrument delivered in connection herewith or therewith), none of Purchaser Parent or its Affiliates or their respective Representatives makes any other representation or warranty on behalf of Purchaser Parent, express or implied, at law or in equity, in respect of Purchaser Parent, Purchaser Bank, or their respective Subsidiaries, their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or with respect to the subject matter of this Agreement or the Ancillary Agreements, and Purchaser Parent and Purchaser Bank, each on behalf of itself and its Subsidiaries, hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Purchaser Parent, its Affiliates or any other person makes or has made any representation or warranty to Seller Parent, Seller, Seller Bank, their Affiliates or Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser Parent, Purchaser Bank, or their respective Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser Parent in this Agreement (including any certificate or other instrument delivered in connection herewith or therewith), any oral or written information presented to Seller Parent, Seller, Seller Bank or their respective Affiliates or Representatives in the course of their due diligence investigation of Purchaser Parent, Purchaser Bank, or their respective Subsidiaries, the negotiation of this Agreement or the Ancillary Agreements or in the course of the Transactions.

(2) Purchaser Parent acknowledges and agrees that none of Seller Parent, Seller, Seller Bank or any other person has made or is making any express or implied representation or warranty with respect to Seller Parent, Seller, Seller Bank or their respective Subsidiaries or businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the Transactions, other than those contained in this Agreement (including any certificate or other instrument delivered in connection herewith or therewith). Notwithstanding anything to the contrary in this Agreement, each of Purchaser Parent and Purchaser Bank represents and warrants that neither Purchaser Parent nor Purchaser Bank has relied on any representations, warranties, or statements of Seller Parent or any other Person other than the representations and warranties of Seller Parent that are expressly set forth in this Agreement (including any certificate or other instrument delivered in connection herewith or therewith).

ARTICLE IV

COVENANTS

4.01 Conduct of Business.

(a) During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement under Section 7.01, except as otherwise provided in the Transaction Documents, required by applicable Law, set forth on Section 4.01(a) of the Seller Disclosure Schedule, or as otherwise authorized by the prior written consent of Purchaser Bank, such consent not to be unreasonably withheld, conditioned or delayed, (1) Seller Parent shall, and shall cause Seller Bank to, and Seller Bank shall, use commercially reasonable efforts to: (A) carry on (and maintain the books of account and records of) Seller Bank’s businesses in the ordinary course of business consistent with past practice; (B) preserve and conduct the business organizations of Seller Bank; (C) preserve the rights, franchises, goodwill and relations of the customers, employees and clients of Seller Bank and others with whom business relationships exist; and (D) comply with applicable Law and (2) Seller Parent shall provide adequate and reasonable resources to Seller Bank in order to operate the Seller Bank business in accordance with the foregoing.

(b) Without limiting the generality of Section 4.01(a), during the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with Section 7.01, except as set forth on Section 4.01(b) of the Seller Disclosure Schedule, as expressly permitted by the Transaction Documents, or as required by Law, Seller Parent shall cause Seller Bank not to, and Seller Bank shall not, directly or indirectly, do, cause or permit or propose to do, cause or permit any of the following, without the prior written consent of Purchaser Bank, such consent not to be unreasonably withheld, conditioned or delayed:

(1) change or waive any provision of the Constituent Documents of Seller Bank or any of its Subsidiaries;

(2) (A) purchase, redeem or otherwise acquire, directly or indirectly, shares of capital stock or other equity interests or voting securities of Seller Bank or its Subsidiaries or any Rights to acquire, directly or indirectly, any such shares or other equity interests or voting securities, or (B) split, combine, subdivide, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(3) issue, deliver, sell, grant, pledge, dispose of, transfer or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, restricted stock units, other stock or equity-based awards, rights to receive shares of capital stock of Seller Bank or its Subsidiaries on a deferred basis or other rights linked to the value of shares of Seller Bank Common Stock, including pursuant to Contracts as in effect on the date hereof and as required by applicable Laws;

(4) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any shares of its capital stock (except (A) for dividends paid by any direct or indirect wholly owned Subsidiary of Seller Bank to Seller Bank or to any other direct or indirect wholly owned Subsidiary of Seller Bank and (B) Seller Parent and Seller shall use reasonable best efforts to cause Seller Bank to, and Seller Bank shall use reasonable best efforts to, declare and pay a one-time cash dividend to Seller prior to the Closing, in accordance with Section 4.01(b)(4) of the Seller Disclosure Schedules);

(5) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or merge or consolidate itself or any of its Subsidiaries with any other person (other than mergers or consolidations solely involving its Subsidiaries);

(6) enter into, modify, renew, amend in any material respect or terminate any Contract that is a Material Contract or would be a Material Contract if entered into prior to the date of this Agreement, other than any such Contract that is terminable upon thirty (30) days’ notice or less without penalty;

(7) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than any of its wholly owned Subsidiaries;

(8) make application or provide notice for the opening, relocation or closing of any, or open, relocate or close any, branch, trust office, loan production office or other facility, other than those pending or contemplated as of the date of this Agreement, or permit the revocation or surrender of any certificate of authority to maintain any such facility, except as may be required by any Governmental Authority;

(9) sell, transfer, lease, pledge, surrender, mortgage, divest, cancel, abandon, encumber, otherwise dispose of or allow to lapse or expire, any of its material properties, assets, rights or interests to any Person other than a wholly owned Subsidiary, or cancel, waive, modify, release or assign any indebtedness to any such Person or any claims held by any such Person, other than other than in the ordinary course of business consistent with past practice or pursuant to Contracts or agreements in force at the date of this Agreement, which are set forth on Section 4.01(b)(9) of the Seller Disclosure Schedule;

(10) other than (A) federal funds borrowings and FHLB borrowings, and (B) deposits, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case, other than in the ordinary course of business;

(11) change any method, practice or principle of accounting (including the Accounting Principles), except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Governmental Authority responsible for regulating Seller, Seller Bank or any of their respective Subsidiaries or the Financial Accounting Standards Board (including Current Expected Credit Losses methodologies);

(12) charge-off in an amount in excess of $250,000 (except as may otherwise be required by applicable Law or by any Governmental Authority or by the Accounting Principles) any material credit, or make or enter into any commitments to make any credit which varies materially from its written credit policies, copies of which have been made available to Purchaser Bank;

(13) make any Extensions of Credit except in the ordinary course of business consistent with past practice or with aggregate outstanding commitments to any borrower or group of related borrowers not in excess of (A) $20,000,000, in the case of commercial real estate Extensions of Credit, (B) $15,000,000, in the case of commercial and industrial Extensions of Credit, (C) $10,000,000, in the case of Extensions of Credit to homeowners’ association customers of Seller Bank, (D) $2,000,000, in the case of one-to-four family residential Extensions of Credit and (E) $1,000,000, in the case of commercial or consumer unsecured Extensions of Credit, in each case, except pursuant to existing commitments; provided, that Purchaser Bank shall be required to respond to any requests for a consent to make such loan or extension of credit in writing within two (2) Business Days after the loan package is delivered to Purchaser Bank;

(14) except as required under applicable Law or the terms of any Seller Employee Plan existing as of the date of this Agreement and set forth in Section 3.02(m)(1) of the Seller Disclosure Schedule, (A) pay or provide any amount of compensation or benefits to Bank Employees not otherwise due or increase the compensation or benefits of any Bank Employees, including any incentive or bonus payment opportunity, pension, welfare, fringe or other benefits, severance or termination pay of any Bank Employee (or, with respect to any of the preceding, communicate any intention to take such action), except for increases in base salaries in the ordinary course of business consistent with past practice and in amounts that shall not exceed 3% in the aggregate for all employees over the amounts paid during the first six (6) months of 2019, (B) grant any new awards, or amend or modify the terms of any outstanding awards, under any Seller Employee Plan, (C) hire or promote any Bank Employee who would be classified by Seller or Seller Bank as Grade 24 or above or any independent contractor (who is a natural person) with annual consulting fees in excess of $100,000, (D) transfer any employee who is a Bank Employee from Seller Bank or its Subsidiaries or (E) terminate the employment of any Bank Employee who would be classified by Seller or Seller Bank as Grade 24 or above other than for cause;

(15) (A) establish, renew, amend, or terminate any Seller Employee Plan or any arrangement that would have been a Seller Employee Plan had it been entered into prior to this Agreement, or any other agreement or employment agreement with or for the benefit of any Bank Employee (or newly hired employees), (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of any compensation or benefits under any Seller Employee Plan, (C) cause the funding of any rabbi trust or similar arrangement, (D) change any actuarial or other assumptions used to calculate or determine funding obligations with respect to any Seller Employee Plan or change the manner in which contributions to any Seller Employee Plans are made, or (E) forgive any loans or issue any loans (other than routine travel expenses issued in the ordinary course of business) to any Bank Employee, in each case of clauses (A)-(E) except as may be required by applicable Law or to satisfy contractual obligations existing as of the date hereof pursuant to the terms of any Seller Employee Plans set forth in Section 3.02(m)(1) of the Seller Disclosure Schedule;

(16) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(17) (A) with respect to leasehold improvements, make or authorize capital expenditures in excess of 2% greater than the aggregate amount budgeted for leasehold improvements in the capital budget set forth in Section 4.01(b)(17) of the Seller Disclosure Schedule and (B) with respect to information technology infrastructure, make or authorize capital expenditures in excess of 2% greater than the aggregate amount budgeted for information technology infrastructure in the capital budget set forth in Section 4.01(b)(17) of the Seller Disclosure Schedule;

(18) pay, discharge, settle or compromise any Litigation, other than in the ordinary course of business in an amount that would exceed $1,000,000 individually or $1,000,000 in the aggregate and that (A) would impose any material restriction on the business of it or its Subsidiaries or the Purchaser Bank or its Subsidiaries following the Closing and (B) would be paid prior to the Closing or accrued on the Determination Date Balance Sheet;

(19) discharge, settle or compromise any Litigation with injunctive or non-monetary forms of relief that extend beyond the Closing Date;

(20) make, change or revoke any material Tax election, change any method of Tax accounting, adopt or change any taxable year or period, enter into any closing agreement with respect to Taxes, file any amended Tax Return, settle or compromise any Tax claim or assessment, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Tax, or make or surrender any claim for a refund of Taxes;

(21) fail to maintain, or materially change or reduce coverage in, any insurance policy set forth on Section 3.02(p) of the Seller Disclosure Schedule;

(22) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, and servicing policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority;

(23) take any action or omit to take any action that is intended to or would, individually, or in the aggregate, reasonably be likely to, result in any of the conditions set forth in Section 5.01 and Section 5.03 not being satisfied; or

(24) agree to take, make any commitment to take, authorize or adopt any resolutions in support of, any of the actions prohibited by this Section 4.01(b).

(c) During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with Section 7.01, except as expressly permitted by this Agreement, or as required by Law, set forth in Section 4.01(c) of the Purchaser Disclosure Schedule or as otherwise authorized by the prior written consent of Seller Parent, such consent not to be unreasonably withheld, conditioned or delayed, each of Purchaser Parent and Purchaser Bank shall not:

(1) amend the Constituent Documents of Purchaser Parent or any of its Significant Subsidiaries (including Purchaser Bank) in a manner that would materially impair Purchaser Parent’s or Purchaser Bank’s ability to perform its obligations under this Agreement or consummate the Transactions;

(2) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(3) take any action or omit to take any action that is intended to or would, individually, or in the aggregate, reasonably be likely to, result in any of the conditions set forth in Section 5.01 and Section 5.02 not being satisfied; or

(4) agree to take, make any commitment to take, authorize or adopt any resolutions of its respective Board of Directors in support of, any of the actions prohibited by this Section 4.01(c).

4.02 Reasonable Best Efforts.

(a) During the period from the date of this Agreement continuing through the Closing or earlier termination of this Agreement under Section 7.01, subject to the terms and conditions of this Agreement, each of Seller Parent, Seller, Seller Bank, Purchaser Parent and Purchaser Bank agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable, so as to permit consummation of the Transactions as promptly as practicable and shall reasonably cooperate with the other party hereto to that end.

(b) During the period from the date hereof continuing through the Closing or earlier termination of this Agreement under Section 7.01, Purchaser Parent and Seller Parent and their respective Subsidiaries shall cooperate and use their reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, waivers, Permits and other authorizations of all Governmental Authorities required to consummate the Transactions, including, for the avoidance of doubt, those set forth on Section 3.02(e)(1)(A) of the Seller Disclosure Schedule and Section 3.03(d)(1)(A) of the Purchaser Disclosure Schedule (all such required consents, approvals, waivers, Permits and other authorizations, the “Requisite Regulatory Approvals”) and of all third parties, and shall make all necessary filings in respect of the Requisite Regulatory Approvals as promptly as practicable, but in any event within forty-five (45) days of the date of this Agreement, and shall make all other necessary filings in respect of any consents, approvals, waivers, Permits or other authorizations of any third parties required to consummate the Transactions as promptly as practicable. After the date hereof, each of Purchaser Parent and Seller Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other with respect to, in each case subject to applicable Laws relating to the exchange of information, all nonconfidential, material written information submitted to any third party or any Governmental Authority or third party in connection with the Transactions; provided, that, for the avoidance of doubt, in no event shall either party be obligated to provide the other party with any information relating to or containing any confidential supervisory or regulatory examination materials or information. In exercising the foregoing right, each of Purchaser Parent and Seller Parent and their respective Subsidiaries shall act reasonably and as promptly as practicable. Each of Purchaser Parent and Seller Parent agrees that it shall consult with each other with respect to obtaining all material Permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions as promptly as practicable, and each of Purchaser Parent and Seller Parent shall keep the other apprised of the status of material matters relating to the completion of the Transactions. The parties shall promptly deliver to each other copies of all filings, correspondence and orders to and from all Governmental Authorities in connection with the Transactions, including seeking the Requisite Regulatory Approvals; provided, that each party may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans, personal information or confidential supervisory information).

(c) In furtherance of the foregoing, the parties hereto and their respective Affiliates shall take or commit to take any and all actions and agree to any conditions or restrictions imposed by any Governmental Authority as may be necessary in order to obtain the foregoing Requisite Regulatory Approvals; provided, however, that notwithstanding any other provision of this Agreement that may be to the contrary, no party hereto shall be required to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets, Liabilities or results of operations of (1) Seller Parent and its Subsidiaries, taken as a whole, or (2) Purchaser Parent and its Subsidiaries, taken as a whole, following the Closing (a “Burdensome Condition”). Subject to applicable Law and the instructions of any Governmental Authority, Purchaser Parent shall inform Seller Parent in writing if any Governmental Authority with jurisdiction over Purchaser Parent or its Subsidiaries has advised or notified any of Purchaser Parent or its Subsidiaries of such Governmental Authority’s determination to impose a restriction or requirement in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition, including reasonable detail regarding the restriction or requirement imposed by the Governmental Authority; provided, that, for the avoidance of doubt, in no event shall any party be obligated to provide any other party with any confidential supervisory or regulatory examination materials or information.

(d) Each of Purchaser Parent and Seller Parent shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of it or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions; provided, that, for the avoidance of doubt, in no event shall a party be obligated to provide the other party with any confidential supervisory or regulatory examination materials or information.

4.03 Notification of Certain Matters.

Seller Parent, on the one hand, and Purchaser Parent, on the other hand, shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions by or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Litigation commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relate to the Transactions or (c) any change, condition or event (1) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 5.02(a) or Section 5.03(a) as applicable, would not be satisfied if the Closing were to then occur or (2) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article V) to be complied with or satisfied by such party hereunder; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

4.04 Press Releases.

From the date of this Agreement until the Closing, Purchaser Parent and Seller Parent shall, and shall cause their respective Subsidiaries to, consult with each other before issuing any press release or public statement or making any other public disclosure (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure) related to this Agreement and the Transactions and shall not issue any such press release or public statement or make any other such public disclosure without the prior consent of Purchaser Parent or Seller Parent, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed; provided that nothing in this Section 4.04 shall be deemed to prohibit Purchaser Parent or Seller Parent or any of their respective Subsidiaries from making any disclosure necessary, based on the advice of legal counsel (which may be internal counsel), in order to satisfy its disclosure obligations imposed by Law, any stock exchange, or any other self-regulatory organization, or upon request of a Governmental Authority, after making reasonable efforts under the circumstances to consult with the non-disclosing party prior to such disclosure.

4.05 Access; Information.

(a) During the period from the date of this Agreement continuing through the Closing or termination of this Agreement under Section 7.01, Seller Parent, Seller, Seller Bank and their respective Subsidiaries shall afford to Purchaser Parent, Purchaser Bank and their respective officers, directors, employees, counsel, accountants, advisors, representatives and agents (collectively, “Representatives”) reasonable access upon prior notice and during normal business hours, to the officers, employees, properties, offices and other facilities, and to the Contracts, Seller Bank Books and Records and other documents and data (including employee data, to the extent necessary to onboard the Continuing Employees, subject to applicable Law) relating exclusively to the business of Seller Bank, that Purchaser Parent and Purchaser Bank through their respective Representatives, may from time to time reasonably request and Seller Parent, Seller and Seller Bank shall furnish to Purchaser Parent, Purchaser Bank and their respective Representatives all relevant financial, operating and other data and information relating to Seller Bank in Seller Parent’s or its Affiliates’ possession or control which Purchaser Parent or Purchaser Bank through their respective Representatives may from time to time reasonably request, including by providing to Purchaser Parent (1) monthly unaudited consolidated financial statements of Seller and Seller Bank that are prepared for management purposes, which shall be prepared in accordance with the Accounting Principles (other than with respect to the exclusion of the Excluded Subsidiaries) and (2) on a monthly or quarterly basis, as applicable, Seller Bank’s Strategic Performance Reports, Bank Month End Reports, ALCO Reports, Pipeline Reports, ALLL Reports and Asset Quality Reports, each consistent with the forms thereof previously made available to Purchaser Bank, and all similar management reports produced by each business unit of Seller Bank on a monthly or quarterly basis, (3) monthly reports of resignations of any Bank Employee who exceeds Grade 23 or who is a party to an Employee Retention Plan, (4) quarterly credit ratings based on key risk factors, mutually agreed upon by Seller Parent and Purchaser Parent after the date hereof and (5) monthly lists of Extensions of Credit with a non-pass risk rating that are materially modified. Purchaser Parent and Purchaser Bank shall, and shall cause their respective Representatives to, conduct its inspections and investigations under this Section 4.05 in a manner that will not unreasonably interfere with the conduct of the business of Seller Parent and its Affiliates. Notwithstanding the foregoing, (A) Seller Parent, Seller and Seller Bank shall not be required to disclose any information where disclosure would (i) breach any agreement with any third party in effect on the date of this Agreement (if Seller Parent, Seller or Seller Bank shall have used commercially reasonable efforts to have obtained the consent of such third party to such disclosure), (ii) result in the loss of any attorney-client privilege or other privilege held by such party or (iii) contravene any Law, in which case the Seller Parent, Seller Bank or Seller, as applicable, will make appropriate substitute disclosure arrangements and (B) the distribution or receipt of any information made available under this Section 4.05 shall not affect any other rights of the parties under this Agreement.

(b) If reasonably requested by Seller Parent, the parties shall enter into a customary access and indemnification agreement relating to the access rights under this Section 4.05.

(c) Purchaser Parent acknowledges that the information provided to it by Seller Parent in connection with this Agreement is subject to the Confidentiality Agreement. As of the Effective Time, the Confidentiality Agreement shall terminate.

4.06 No Negotiations.

Seller Parent agrees that between the date of this Agreement and the Closing or the earlier termination of this Agreement pursuant to Article VII, Seller Parent and its Affiliates shall not, and shall cause each of their respective Representatives not to, directly or indirectly solicit, knowingly encourage or initiate the submission of proposals or offers from, provide any confidential or nonpublic information to, or participate in discussions or negotiations or enter into any agreement with, any Person (other than Purchaser Parent and its Affiliates) concerning (a) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of Seller, Seller Bank and their respective Subsidiaries or 10% or more of any class of equity or voting securities of Seller, Seller Bank or their respective Subsidiaries, or (b) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller Bank (an “Acquisition Proposal”). Seller Parent, Seller, Seller Bank and their respective Subsidiaries shall, and shall cause each of their respective Representatives to, (1) immediately cease and cause to be terminated all existing discussions or negotiations with any Person other than the Purchaser Parent conducted theretofore with respect to any Acquisition Proposal, (2) terminate access to any physical or electronic data rooms relating to any potential Acquisition Proposal and (3) request the prompt return or destruction of all confidential information previously furnished in connection therewith.

4.07 Non-Compete; Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the third (3rd) anniversary thereof (the “Restricted Period”):

(1) Seller Parent and its controlled Affiliates shall not, directly or indirectly, own, manage, operate or engage in, or participate in the ownership, management or operation of or engagement in any business providing the Restricted Services in the Restricted Territory.

(2) Seller Parent and its controlled Affiliates shall not, directly or indirectly, knowingly solicit or induce any customer of Seller Bank to terminate or reduce its relationship with Purchaser Parent and its controlled Affiliates; provided, that the foregoing shall not prohibit general solicitations through advertising media not specifically directed toward such Persons.

(3) Seller Parent and its controlled Affiliates may not enter into an agreement with a preferred provider of banking services (other than Purchaser Bank or any successor thereto) to attract deposits from the employees of Seller Parent or its controlled Affiliates.

(4) Purchaser Parent and its controlled Affiliates (including the Surviving Bank and its Subsidiaries) shall not, directly or indirectly, knowingly solicit or induce any Person who Purchaser Parent and its controlled Affiliates know to be a customer of Seller Parent or its controlled Affiliates to terminate or reduce its relationship with Seller Parent and its controlled Affiliates; provided, that the foregoing shall not prohibit general solicitations through advertising media not specifically directed toward such Persons.

(b) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or in any way limit:

(1) Seller Parent and its controlled Affiliates from providing any of the products or services that Seller Parent and such controlled Affiliates (other than Seller Bank, whether alone or jointly with Seller Parent or any other controlled Affiliate thereof) provided to customers prior to or as of the Closing, (A) that may be within the definition of Restricted Services, if such products or services are set forth on Section 4.07(b)(1) of the Seller Disclosure Schedule, or (B) that are not within the definition of Restricted Services; or

(2) Seller Parent or any of its Affiliates from acquiring, owning or holding (A) securities of Purchaser Parent or its Affiliates, or (B) up to 5% of the outstanding securities of an entity whose securities are listed and traded on a nationally recognized securities exchange or market, whether or not in the United States of America (provided that neither Seller Parent nor any of its Affiliates otherwise controls the business or affairs of any such entity that is primarily engaged in providing the Restricted Services) or holding or exercising rights of ownership with respect to a security in a fiduciary, custodial or agency capacity or otherwise for the benefit of or on behalf of clients or other unaffiliated beneficiaries; or

(3) Seller Parent or any of its Affiliates from purchasing or acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise), a Person (an “Acquisition Target”) that, directly or indirectly, engages in an existing business that offers Restricted Services in the Restricted Territory (such existing business of such Person, a “Competing Banking Business”) and continuing to operate such Competing Banking Business; provided that such Competing Banking Business shall not use the “Mutual of Omaha” name or any derivation thereof until the expiration of the Restricted Period; provided further that, with respect to Section 4.07(b)(2)(B) above, the aggregate earnings of the Competing Banking Businesses in the Restricted Territory of the Acquisition Target prior to the consummation of such purchase or acquisition by Seller Parent or any of its Affiliates shall not be greater than fifteen percent (15%) of such Acquisition Target’s aggregate earnings overall; provided further that if Seller Parent or any of its Affiliates purchase or acquire an Acquisition Target pursuant to this Section 4.07(b)(3), the restrictions set forth in Section 4.08(a) shall prohibit both the solicitation and hiring of any Continuing Employee during the Restricted Period, subject to the exceptions set forth therein; or

(4) Seller Parent and its Affiliates from undertaking general advertising or marketing campaigns with respect to products or services, other than (A) the Restricted Services or (B) the products or services identified on Section 4.07(b)(1) of the Seller Disclosure Schedule; or other than as a result of the acquisition of a Competing Banking Business as permitted by Section 4.07(b)(3).

(5) Seller Parent and its Affiliates from undertaking any joint marketing campaign with any third party with respect to products or services other than Restricted Services.

(c) For the avoidance of doubt, subject to the restrictions imposed by applicable subsections of Section 4.07(b), this Section 4.07 shall not apply to any controlled Affiliate of either party if such party ceases to control, directly or indirectly, such Affiliate or if such Affiliate sells all or substantially all of its assets to an unaffiliated third party. For purposes of this section, “control” shall mean any Person in which Seller Parent or any of its Affiliates is the holder or beneficial owner of, fifty percent (50%) or more of the equity securities or consolidated assets.

(d) The parties hereto acknowledge that the covenants in this Section 4.07 have been made in order to induce the parties to enter into and consummate the Transactions and that each such party would not enter into and consummate the Transactions without the agreement of the other party to the covenants contained in this Section 4.07. The parties hereto further acknowledge that this Section 4.07 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement. In the event that any of the provisions of this Section 4.07 should ever be adjudicated and found by a final determination of a court or any other Governmental Authority of competent jurisdiction to exceed the time, scope, geographic, or other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, scope, geographic or other limitations enforceable under applicable Law in a means that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 4.07 enforceable to the fullest extent permitted by applicable Law. Each party further acknowledges that a violation of this Section 4.07 would cause immeasurable injury to the other party and that, in the event of a breach by such party or its controlled Affiliates of this Section 4.07, the other party will not have an adequate remedy at law. Accordingly, in the event of any such breach, the non-breaching party shall be entitled to seek such equitable and injunctive relief as may be available to restrain the breaching party and its controlled Affiliates from the violation of the provisions hereof in any court of competent jurisdiction and injunctive relief without the necessity of posting a bond or proving special damages. Nothing herein, however, shall be construed as prohibiting any party from pursuing any other remedies available at law or equity for such breach, including the recovery of damages.

4.08 Employee Non-Solicitation.

During the Restricted Period:

(a) neither Seller Parent nor any of its controlled Affiliates shall, directly or indirectly, solicit for employment any Continuing Employee; provided, however, that the foregoing restriction shall not apply to the solicitation of (1) any such Persons whose employment has been terminated by Purchaser Parent or its Affiliates, (2) any such Persons who have ceased to be employed by Purchaser Parent or its Affiliates for the six (6) month period prior to the applicable soliciting or (3) any such Persons who respond to general solicitations of employment through advertising media not specifically directed toward such Persons; and

(b) neither Purchaser Parent nor any of its controlled Affiliates (including the Surviving Bank and its Subsidiaries) shall, directly or indirectly, solicit for employment any employees of Seller Parent or its Affiliates with whom Purchaser Parent or its Affiliates have had substantial contact in connection with the Transactions; provided, however, that the foregoing restriction shall not apply to the solicitation of (1) any such Persons whose employment has been terminated by Seller Parent or any of its Affiliates, (2) any such Persons who have ceased to be employed by Seller Parent or its Affiliates for the six (6) month period prior to the applicable soliciting or (3) any such Persons who respond to general solicitations of employment through advertising media not specifically directed toward such Persons.

(c) The parties hereto acknowledge that the covenants in this Section 4.08 have been made in order to induce the parties to enter into and consummate the Transactions and that each such party would not enter into and consummate the Transactions without the agreement of the other party to the covenants contained in this Section 4.08. The parties hereto further acknowledge that this Section 4.08 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement. In the event that any of the provisions of this Section 4.08 should ever be adjudicated and found by a final determination of a court or any other Governmental Authority of competent jurisdiction to exceed the time, scope, geographic, or other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, scope, geographic or other limitations enforceable under applicable Law in a means that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 4.08 enforceable to the fullest extent permitted by applicable Law. Each party further acknowledges that a violation of this Section 4.08 would cause immeasurable injury to the other party and that, in the event of a breach by such party or its controlled Affiliates of this Section 4.08, the other party will not have an adequate remedy at law. Accordingly, in the event of any such breach, the non-breaching party shall be entitled to seek such equitable and injunctive relief as may be available to restrain the breaching party and its controlled Affiliates from the violation of the provisions hereof in any court of competent jurisdiction and injunctive relief without the necessity of posting a bond or proving special damages. Nothing herein, however, shall be construed as prohibiting any party from pursuing any other remedies available at law or equity for such breach, including the recovery of damages.

4.09 Intercompany Agreements.

(a) Except for (1) the Ancillary Agreements, (2) any Contracts between Seller Parent and Seller Bank relating to Seller Parent’s banking relationship with Seller Bank and (3) the real property leases between Seller Bank and Seller Parent and its Affiliates (including Synergy One) set forth on Section 3.02(i) of the Seller Disclosure Schedule (the “Affiliate Leases”), which shall remain in full force and effect following the Effective Time, Purchaser Parent and Purchaser Bank acknowledge and agree that Seller Bank, its Subsidiaries and Seller Parent (and any of its applicable Affiliates) will enter into one or more mutual termination and release agreements pursuant to which all Contracts in which Seller Bank, on the one hand, and Seller Parent or an Affiliate of Seller Parent (other than Seller Bank), on the other hand, are parties, and which are set forth in Section 3.02(aa) of the Seller Disclosure Schedule, whether relating to products, services or support provided to or by Seller Bank or otherwise, shall be terminated or amended to remove Seller Bank immediately prior to the Effective Time, and Seller Bank shall not be entitled to receive or obligated to provide any products, services or support covered by such Contracts, agreements, commitments or arrangements following the Effective Time; provided, that prior to the Closing, Seller Parent and Seller Bank shall take all action necessary such that the operations of Seller Parent or its Affiliates (other than Seller Bank) at the location of any Affiliate Lease are segregated (physically and otherwise) from the operations of Seller Bank at such location by the Closing.

(b) Notwithstanding the foregoing, such terminations and amendments shall be pursuant to the applicable terms, if any, of such Contracts as they are in effect as of the date hereof; provided, however, that such terminations and amendments (including any terminations or amendments related to amounts payable by Seller Bank pursuant to the Deferred Purchase Price Agreement, dated May 2, 2018, related to the acquisition of Synergy One, and any other Liabilities of Seller Bank to the Excluded Subsidiaries) shall be completed at the expense of Seller Parent and without expense, penalty, fee or cost to Seller Bank or its Subsidiaries, other than expenses and costs that have been fully accrued on the Seller Financial Statements prior to the date hereof.

(c) Without limiting the generality of clause (b) above, at or prior to the Closing, Seller Parent shall take, or cause to be taken, all such actions necessary so that Intercompany Receivables or Intercompany Payables shall have been settled or paid prior to the Closing; provided that, the parties hereby agree to work in good faith to agree upon mutually acceptable procedures for the settlement or payment of trailing activities. Following the Closing, each of Purchaser Parent and Seller Parent shall, and shall cause its Subsidiaries to, retain all books, records and documents pertaining to all Liabilities, Contracts and arrangements discharged, terminated or settled, as the case may be, pursuant to this Section 4.09 in compliance with all applicable Law and its document retention policies, and to make the same available after the Closing for inspection and copying by the other party hereto, as applicable, or its Representatives, during normal business hours and upon reasonable advance notice, for any legitimate business purpose (including for financial reporting, compliance or Tax purposes).

4.10 Employees and Employee Benefits.

(a) Prior to the Closing Date, Seller Parent shall cause Seller Bank to transfer the employment of any Bank Employee who, as of the date immediately prior to the Closing Date, is on an approved leave of absence and receiving long-term disability benefits pursuant to any of Seller Parent, Seller or Seller Bank’s long-term disability insurance policies to an entity other than Seller Bank.

(b) For a period of one year after the Effective Time (the “Continuation Period”), Purchaser Parent shall provide, or cause its Subsidiaries to provide to each Bank Employee who continues employment with Purchaser Parent or any of its Subsidiaries following the Effective Time (each, a “Continuing Employee”), with (1) base salary or wages, as applicable, and target annual incentive opportunities that are substantially comparable in the aggregate to those provided to each such employee as of immediately prior to the Closing Date and (2) retirement and welfare benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Purchaser Parent or any of its Subsidiaries.

(c) During the Continuation Period, Purchaser Parent shall (1) comply with the terms of the Employee Retention Plans in effect on the Effective Time, and (2) except with respect to employees subject to Employee Retention Plans in effect on the Effective Time, provide, or cause its Subsidiaries to provide, each Continuing Employee who is (A) terminated without cause by Purchaser Parent or its Subsidiaries or (B) resigns for Good Reason, with severance or termination compensation and benefits that are no less favorable than the severance or termination compensation and benefits provided to similarly situated employees of Purchaser Parent or the applicable Subsidiary (taking into account service with Seller Parent or its Subsidiaries prior to the Effective Time and service with Purchaser Parent and its Affiliates after the Effective Time); provided that such payments may be conditioned on execution of a release of claims in a form satisfactory to Purchaser Parent. Notwithstanding anything to the contrary contained herein, if as a result of any Continuing Employee ceasing to be employed by Purchaser Parent prior to the first anniversary of the Closing Date or otherwise, the amounts accrued on the Determination Date Balance Sheet for amounts payable pursuant to the Employee Retention Plans on the first anniversary of the Closing Date exceeds the amount actually paid by Purchaser Bank pursuant to the Employee Retention Plans in respect of payments due on the first anniversary of Closing (such excess, the “Excess Retention Amount”), Purchaser Bank shall reimburse Seller Parent in an amount equal to the Excess Retention Amount no later than the fourteen (14) month anniversary of the Closing Date. On or prior to the fourteen (14) month anniversary of the Closing Date, Purchaser Bank shall provide Seller Parent a schedule containing the names of all Continuing Employees, the payments made by Purchaser Bank to such Continuing Employees following the Closing Date pursuant to the Employee Retention Plans and the Excess Retention Amount, if any.

(d) Section 4.10(d) of the Seller Disclosure Schedule sets forth a list of Employee Retention Plans. Except with respect to the Employee Retention Plans, as of the Closing Date, Seller Parent shall cause Seller Bank to terminate the participation of each Bank Employee in each Seller Employee Plan and in no event shall any Bank Employee be entitled to accrue any benefits under such Seller Employee Plan, other than the Employee Retention Plans, with respect to services rendered or compensation paid on or after the Closing. Seller Parent shall update Section 4.10(d) of the Seller Disclosure Schedule to reflect any changes to the list of Employee Retention Plans occurring in the ordinary course of business and in accordance with Section 4.01(b) after the date of this Agreement, and shall deliver an updated copy of Section 4.10(d) of the Seller Disclosure Schedule not later than ten (10) calendar days prior to the Closing Date. The parties hereto agree that the only Liabilities or obligations with respect to any Seller Employee Plan that Seller Bank shall have for periods on and after the Closing shall be with respect to the Employee Retention Plans.

(e) If the Closing Date occurs prior to the ordinary course payment date of 2019 annual performance bonuses, the payments under the Seller Parent Executive Long Term Incentive Plan (“ELTIP”) or any other monthly or quarterly bonus plans, Purchaser Parent or Purchaser Bank shall pay to each Continuing Employee that is eligible to receive a 2019 annual performance bonus payment, an ELTIP payment or any other monthly or quarterly bonus, under the terms of the applicable Seller Employee Plan, and who remains employed on the applicable payment date, a 2019 annual performance bonus, ELTIP payment or any other monthly or quarterly bonus, that is at least equal to the amount set forth beside such employee’s name on a schedule provided to Purchaser Parent by Seller Parent not less than two (2) Business Days prior to the Closing Date setting forth the name and the 2019 annual performance bonus and/or the ELTIP payment or any other monthly or quarterly bonus payment amount for each Bank Employee (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be duly and timely deposited with the applicable Governmental Authority by Purchaser Parent), provided, however, that (i) Seller Bank has accrued the aggregate amounts of such payment amounts and (ii) the amount of each Continuing Employee’s 2019 annual performance bonus and/or ELTIP payment or any other monthly or quarterly bonus was determined in the ordinary course consistent with past practice in consultation with Purchaser Parent.

(f) With respect to any benefit plans sponsored by Purchaser Parent and its Subsidiaries (such plans, the “Purchaser Parent Plans”) in which any Continuing Employee becomes eligible to participate on or after the Effective Time, Purchaser Parent or the applicable Subsidiaries, as applicable, shall use commercially reasonable efforts to (1) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under the Purchaser Parent Plans to the extent they were inapplicable to, or were satisfied under, the Seller Employee Plans; (2) for purposes of eligibility, vesting and benefit level, recognize the service that was credited to each such Continuing Employee under the Seller Employee Plans prior to the Effective Time, under the Purchaser Parent Plans (except to the extent it would result in a duplication of benefits), as if such service were with Purchaser Parent and its Subsidiaries (provided that the service crediting in this clause (2) shall not apply with respect to any defined benefit plans or for purposes of qualifying for subsidized early retirement benefits); and (3) cause any deductible, coinsurance and out-of-pocket expenses incurred by any such Continuing Employee and his or her covered dependents under the Seller Employee Plans during the portion of the plan year ending on the Closing Date to be taken into account for purposes of satisfying deductible, coinsurance and maximum out-of-pocket requirements for the same year under the applicable Purchaser Parent Plan.

(g) Prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Seller Bank shall cause the Seller Bank 401(k) Plan (the “Bank 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. Seller Bank shall provide Purchaser Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to review and approval by Purchaser Parent) not later than the day immediately preceding the Effective Time. Purchaser Parent or its Subsidiaries shall permit each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from a Seller Employee Plan that is qualified under Section 401(a) of the Code, if any, to roll such eligible rollover distribution, including any associated participant loans, as part of any lump sum distribution into an account under a Purchaser Parent Plan that is qualified under 401(a) of the Code.

(h) Effective as of the Closing Date, Seller Bank shall transfer or dividend to Seller Parent or its Subsidiaries (other than Seller Bank), or Seller Parent shall otherwise retain (1) the non-qualified agreements and arrangements, and the BOLI plan and the key executive life insurance plan set forth on Section 4.10(h) of the Seller Disclosure Schedule and (2) the Liability for all obligations (whether or not vested) which have accrued under the non-qualified agreements and arrangements, and the BOLI plan and the key executive life insurance plan set forth on Section 4.10(h) of the Seller Disclosure Schedule with respect to any Bank Employee, and Seller Bank shall not retain any Liability for such obligations. Prior to the Closing Date, Seller Bank shall transfer to Seller Parent or any of its Affiliates (or, if applicable, Seller Parent or any of its Affiliates shall retain) any assets associated with such agreements, arrangements, and plans, including, without limitation, the insurance policies related to such BOLI plan and effective upon the Closing Date, Seller Bank shall withdraw from the Seller Parent key executive life insurance plan.

(i) Effective as of the Closing Date, Seller Parent or its Subsidiaries shall cause any outstanding awards held by Continuing Employees pursuant to Seller Bank’s Phantom Stock Plan to become fully vested and any such amounts under such Phantom Stock Plan, if any, shall be payable by Seller Parent or its Subsidiaries. Any outstanding Phantom Stock Plan awards for which the exercise price is greater than the Fair Market Value of the underlying Phantom Shares (each as defined in the Phantom Stock Plan) as of the Closing Date shall be cancelled without consideration in accordance with the terms of the Phantom Stock Plan.

(j) Prior to the Closing Date, Purchaser Parent or Purchaser Bank shall take all actions required to assume the Seller Employee Plans set forth on Section 4.10 of the Seller Disclosure Schedule.

(k) Purchaser Parent and Seller Parent acknowledge and agree that all provisions contained in this Section 4.10 are included for the sole benefit of Purchaser Parent and Seller Parent and nothing contained herein shall (1) be construed as an amendment to any Seller Employee Plan or other employee benefit plan or program, (2) create any employee benefit plan or program or any third-party beneficiary or other rights in any other person, including any Bank Employee, other employee or former employee of any of Purchaser Parent or Seller Parent or their respective Affiliates, or any dependent or beneficiary or collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Purchaser Parent or any of its Affiliates or under any Purchaser Parent Plan or (3) otherwise obligate Purchaser Parent or any of its Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee (including the Bank Employees) following the Effective Time. Purchaser Parent and Seller Parent further acknowledge and agree that Seller Parent shall cause Seller Bank to provide to Purchaser Parent all employee books and records relating to Continuing Employees.

4.11 No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Purchaser Parent or Purchaser Bank, directly or indirectly, the right to control or direct the operations of Seller, Seller Bank or their respective Subsidiaries prior to the Closing, and nothing contained in this Agreement shall give Seller Parent or Seller, directly or indirectly, the right to control or direct the operations of Purchaser Parent or its Subsidiaries (including Purchaser Bank) prior to the Closing. Prior to the Closing, each of Seller Parent and Purchaser Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

4.12 Operating Functions.

Seller Parent, Seller and Seller Bank shall, and shall cause their respective Subsidiaries to, reasonably cooperate with Purchaser Parent and Purchaser Bank in connection with planning for the efficient and orderly combination of the parties and their respective operations after the Closing, and in preparing for the consolidation of appropriate operating functions to be effective at the Closing or such later date as Purchaser Parent and Purchaser Bank may decide. Seller Parent, Seller and Seller Bank shall, and shall cause their respective Subsidiaries to take any action Purchaser Parent or Purchaser Bank may reasonably request prior to the Closing to facilitate the combination of their respective operations. Without limiting the foregoing, senior officers of Seller Parent, Seller, Seller Bank, Purchaser Parent and Purchaser Bank shall meet from time to time as Purchaser Parent or Purchaser Bank may reasonably request, to review the financial and operational affairs of Seller Bank to, and, subject to Section 4.11, Seller Bank shall give due consideration to Purchaser Parent’s and Purchaser Bank’s input on such matters, with the understanding that Seller Bank shall not be required to agree to any material contractual obligation that is not contingent upon the consummation of the Closing.

4.13 [Reserved].

4.14 Tax Matters.

(a) Tax Indemnification. Seller Parent shall be liable for and indemnify Purchaser Parent and its Affiliates (including, after the Closing Date, Seller Bank) for any Excluded Taxes, and, without duplication, Seller Parent shall include the income of Seller Bank and its Subsidiaries on Seller Parent’s consolidated federal income Tax Returns and state combined or unitary Tax Returns for all Pre-Closing Tax Periods in a manner consistent with past practice and pay any Tax attributable to such income (after taking into account the use of any net operating losses, Tax credits or other available Tax attributes arising in a Pre-Closing Tax Period). Seller Parent shall be entitled to any refund of Taxes (including any amount recovered relating to the Refund Claim) of Seller Bank or any of its Subsidiaries received for any Pre-Closing Tax Period (other than any refund, credit or offset of Taxes attributable to, or resulting from, a carry back of any item arising in a Post-Closing Tax Period, or in the case of a refund, credit or offset for a Straddle Period, the use of such item arising in a Post-Closing Tax Period), in each case net of any actual costs or cash Taxes imposed on Purchaser Parent and its Affiliates (including, after the Closing Date, Seller Bank) in connection with obtaining such refund. Purchaser Parent shall be entitled to the amount of any other refund, credit, offset or other Tax benefit of Seller Bank.

(b) Post-Closing Obligations of Purchaser Parent. Purchaser Parent shall indemnify Seller Parent against (i) any additional Tax owed by Seller Bank resulting from any transaction engaged in by Seller Bank occurring on the Closing Date after the Effective Time other than in the ordinary course of business, and (ii) any Transfer Taxes for which Purchaser Parent is responsible pursuant to Section 4.14(h).

(c) Without the prior written consent of Seller Parent (which consent shall not be unreasonably withheld), Purchaser Parent shall not, and shall not cause or permit Seller Bank to (1) amend any Tax Return filed with respect to any Pre-Closing Tax Period, or (2) make any Tax election that would have retroactive effect to any Pre-Closing Tax Period, in each case to the extent such amendment or election could give rise to an indemnity payment by Seller Parent for a Pre-Closing Tax Period under this Agreement.

(d) Indemnification Payments. Payment in full of any amount due under Sections 4.14(a) and 4.14(b) shall be made to the indemnified party in immediately available funds no later than the later of (1) ten (10) days after the indemnified party makes written demand on the indemnifying party and (2) ten (10) days prior to the date on which the underlying amount is required to be paid by the indemnified party.

(e) Mutual Assistance and Cooperation. After the Closing, Seller Parent and Purchaser Parent shall, subject to Section 4.05:

(1) assist (and cause their respective Affiliates to assist) the other party in a timely fashion in preparing and filing and causing to be filed any Tax Returns of or with respect to Seller Bank;

(2) cooperate fully in preparing for any audit of, or dispute with, any Governmental Authority regarding, any Tax Return of Seller Bank (including by providing the other party with such information, records, documents or assistance as may be reasonably requested in connection with such preparation or in connection with other legitimate matters related to Taxes);

(3) provide timely notice to the other party in writing of any pending or threatened Tax audit or assessment of Seller Bank or its Subsidiaries for Taxes for which the other party may have a liability under this Agreement; and

(4) furnish the other party with copies of all correspondence received from any Governmental Authority in connection with any audit or information request with respect to Seller Bank or any of its Subsidiaries for Taxes for which the other party may have a liability under this Agreement;

provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. Notwithstanding anything to the contrary in this Agreement, Purchaser Parent shall not be required to transfer or make available to Seller Parent any Tax Returns or information with respect to Taxes of Purchaser Parent or any of Purchaser Parent’s Affiliates (except to the extent relating to Seller Bank).

(f) Contest Provisions.

(1) Seller Parent shall have the right to represent Seller Bank’s interests in connection with the Refund Claim and any other Tax Contest relating to Tax years or periods ending on or before the Closing Date and to employ counsel of its choice at its expense, provided, that, except with respect to the Refund Claim, Seller Parent shall have first notified Purchaser Parent in writing of its intention to do so and of the identity of counsel, if any, chosen by Seller Parent in connection therewith, and be liable for any reasonable expenses, including reasonable fees for outside attorneys and other outside consultants incurred in connection with the Refund Claim and any other Tax Contest; provided, further, that with respect to any Tax Contest (other than the Refund Claim) described in this Section 4.14(f)(1), Seller Parent shall (A) keep Purchaser Parent reasonably informed with respect to such Tax Contest, and (B) not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Purchaser Parent, which consent shall not be unreasonably withheld, and Purchaser Parent shall be entitled to participate, at its own expense, in such Tax Contest.

(2) In the case of a Tax Contest for a Straddle Period of Seller Bank, Purchaser Parent shall have the right to control, at its own expense, such Tax Contest; provided, however, that (A) Purchaser Parent shall provide Seller Parent with a timely and reasonably detailed account of each phase of such Tax Contest, (B) Purchaser Parent shall consult with Seller Parent before taking any significant action in connection with such Tax Contest, and (C) Seller Parent shall be entitled to participate in such Tax proceeding, at its own expense.

(3) Purchaser Parent shall have the exclusive right to control, at its own expense, any Tax Contest involving Seller Bank (other than any Tax Contest described in Sections 4.14(f)(1) that Seller Parent elects to control and Section 4.14(f)(2)).

(g) Filing of Tax Returns.

(1) Seller Parent shall timely prepare and file or shall cause to be timely prepared and filed any Tax Return of Seller Bank for any taxable period that ends on or before the Closing Date, provided that Seller Parent shall (A) prepare and file such Tax Returns in a manner consistent with the past practice of Seller Bank, unless otherwise required by applicable Law, (B) provide Purchaser Parent with a copy of all relevant portions of the draft of such Tax Returns at least thirty (30) days prior to the due date (taking into account all extensions properly obtained) for filing such Tax Returns by Seller Parent (or as soon as reasonably practicable if any such Tax Return is due (taking into account all extensions properly obtained) within thirty (30) days after the Closing Date), and (C) use good faith in considering and reflecting, as is reasonable, Purchaser Parent’s comments.

(2) Purchaser Parent shall, except to the extent that such Tax Returns are the responsibility of Seller Parent under Section 4.14(g)(1), and subject to Section 4.14(g)(3), be responsible for the preparation and filing of all Tax Returns with respect to Seller Bank and its Subsidiaries.

(3) For any Tax Return of Seller Bank with respect to a Straddle Period, Purchaser Parent shall (A) prepare and file such Tax Returns in a manner consistent with the past practice of Seller Bank unless otherwise required by applicable Law, (B) deliver to Seller Parent for its review and comment a copy of all relevant portions of such proposed Tax Return at least thirty (30) days (to the extent practicable), but in no event less than twenty (20) days prior to the due date (giving effect to any validly obtained extension) thereof, and (C) use good faith in considering and reflecting, as is reasonable, Seller Parent’s comments.

(h) Transfer Taxes. Each of Purchaser Parent and Seller Parent shall be liable for fifty percent (50%) of any transfer, stamp, documentary, registration, sales, use tax and other such Taxes and any conveyance fee, recording charge and other fees and charges (including any penalties and interest) incurred as a result of the transfers effected pursuant to this Agreement (“Transfer Taxes”). The Person responsible for filing any Tax Returns that are required to be filed in connection with any Transfer Taxes shall remit any Transfer Taxes required to be paid with respect to such Tax Returns. Purchaser Parent and Seller Parent shall timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes.

(i) Tax Sharing Agreements. As of the Closing Date, any Tax sharing or allocation agreement or arrangement, whether or not written, that may have been entered into between Seller Bank, and Seller Parent or any of its Affiliates (for this purpose, including the Excluded Subsidiaries but excluding Seller Bank) on the other hand, shall be amended to remove Seller Bank as a party.

(j) Coordination; Survival. Notwithstanding anything in this Agreement to the contrary, the procedures with respect to Tax matters shall be governed exclusively by this Section 4.14 (and not by any provision of Article VI). The covenants and indemnification provisions of this Section 4.14, shall survive until fully performed, paid or discharged, and the representations and warranties contained in Section 3.02(o) shall survive until the expiration of the relevant statutes of limitations plus an additional thirty (30) days; provided that the representations and warranties contained in Section 3.02(o)(12) shall survive until the tenth anniversary of the Closing Date.

(k) Treatment of Indemnity Payment. The parties agree that, except to the extent otherwise required under the applicable Tax Law all indemnification payments made pursuant to this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.

(l) Purchase Price Allocation.

(1) Within ninety (90) days following the Closing Date, Seller Parent shall furnish Purchaser Parent with Seller Parent’s determination of the allocation of the Merger Consideration (and any other items that are treated as additional consideration for Tax purposes) among the assets of Seller Bank, and other relevant items, for U.S. federal, state and local income Tax purposes in accordance with Section 1060 of the Code (the “Proposed Allocation”). Within sixty (60) days of receiving the Proposed Allocation, Purchaser Parent will notify Seller Parent of any dispute with respect to the Proposed Allocation (a “Dispute Notice”), specifying the items or amounts with respect to which Purchaser Parent disagrees, Purchaser Parent’s calculation of such items and amounts and in reasonable detail Purchaser Parent’s grounds for such disagreement; provided, that if Purchaser Parent does not notify Seller Parent by a Dispute Notice within the sixty (60) day period for providing such notice, or if Purchaser Parent notifies Seller Parent in writing that it agrees with the Proposed Allocation, then the Proposed Allocation shall be final and binding (which Proposed Allocation, when final and binding, shall become the “Final Allocation”). Seller Parent shall bear the costs and expenses of preparing the Proposed Allocation.

(2) Seller Parent and Purchaser Parent each agree to consult in good faith with regard to the Proposed Allocation; however, if Seller Parent and Purchaser Parent cannot reach agreement within ten (10) Business Days after the date of any Dispute Notice pursuant to Section 4.14(l)(1), then (A) the dispute shall be referred for resolution to the Accounting Referee, (B) Seller Parent and Purchaser Parent shall use their reasonable efforts to cause the Accounting Referee to issue within thirty (30) days after its selection a written report stating its resolution of the dispute and, in issuing such report, the Accounting Referee shall be instructed to consider only those items or amounts with regard to the Proposed Allocation as to which Purchaser Parent has disagreed in the Dispute Notice, (C) upon the Accounting Referee issuing its written report, the Proposed Allocation shall be final and binding as a Final Allocation, and (D) the fees and expenses of the Accounting Referee shall be borne equally by Purchaser Parent, on the one hand, and Seller Parent, on the other hand.

(3) The parties agree that (i) they shall file, and shall cause their Affiliates to file, all Tax Returns (including all amended returns and claims for refund) in a manner consistent with the Final Allocation, and (ii) they shall not take, and shall cause their Affiliates not to take, in any Tax Return or audit or any proceeding before any Governmental Authority, any position inconsistent with the Final Allocation, in each case of (i) and (ii), unless and to the extent required to do so pursuant to a final determination (as defined in Section 1313(a) of the Code or any similar applicable state or local Law).

4.15 Seller Marks.

(a) Subject to the terms of this Agreement and the Ancillary Agreements, Purchaser Parent and Purchaser Bank each acknowledges that, other than the limited rights set forth in Section 4.15(b), Purchaser Parent, Purchaser Bank and their respective Subsidiaries, and Seller Bank shall have no right, title or interest after the Closing in or to any trademarks, service marks, logos, designs, symbols, trade names, corporate names or other names (collectively, “Marks”) owned by or licensed to Seller Parent or any of its Affiliates (other than Seller Bank) including the names “MOOB”, “MOO” and “Mutual of Omaha,” and all Marks containing the names “MOOB,” “MOO” and “Mutual of Omaha,” any Marks that are derivations thereof or similar thereto including “Mutual” or “Omaha,” any uses, registrations or applications with respect to any of the foregoing, any domain names containing any of the foregoing, nor, without limiting the foregoing, shall the Purchaser Parent, Purchaser Bank and their respective Subsidiaries and Affiliates, and Seller Bank have any right, title or interest after the Closing to any Marks set forth on Section 4.15 of the Seller Disclosure Schedule, in all cases including any common law rights, and all goodwill relating thereto (collectively, the “Seller Marks”). To the extent that Seller Bank has any such rights, such rights shall be, and hereby are, assigned to Seller Parent effective as of the Closing. Other than as expressly permitted under Section 4.15(b), after the Closing, Purchaser Bank shall (1) terminate any and all uses of any of the Seller Marks beginning immediately following the Closing, (2) execute and deliver to Seller Parent at such time a written disclaimer of any rights to the Seller Marks and an acknowledgment that the Seller Marks, and the goodwill associated therewith, are proprietary rights belonging to Seller Parent or an Affiliate of Seller Parent (other than Seller Bank) and that such entities are the sole owners of all trademark and other rights, titles and interests in and to the Seller Marks, to the extent applicable, and (3) execute such other documents reasonably requested by Seller Parent from time to time to effectuate or evidence the foregoing. Purchaser Parent and Purchaser Bank each acknowledges and agrees that none of the Purchaser Parent, Purchaser Bank nor any of their respective Subsidiaries or Affiliates shall, after the Closing, use, seek to use, adopt, register or apply for registration of any Seller Mark. Notwithstanding the foregoing, nothing in this Section 4.15 shall (but subject to Section 4.07) prohibit any use or display of the Seller Marks by Purchaser Parent, Purchaser Bank or any of their respective Subsidiaries that is permitted under applicable Laws (including nominative use, or descriptive fair use).

(b) Effective as of the Closing, Seller Parent, on behalf of itself and its Affiliates, hereby grants Purchaser Parent, Purchaser Bank and their respective Affiliates (including Seller Bank) a non-exclusive, limited, non-transferable, royalty-free, fully paid-up license to use and display the Seller Marks solely to the extent such use or display is (1) for a period not to exceed six (6) months (the “TM Transition Period”), (2) in a manner consistent in all material respects with Seller Parent’s and its Affiliates’ use and display of such Seller Marks as of the Closing Date, and (3) in connection with the business of Seller Bank as conducted immediately prior to Closing. During the TM Transition Period, Purchaser Parent, Purchaser Bank and their respective Affiliates shall not create any new materials bearing Seller Marks and shall use their commercially reasonable efforts to expedite its exhaustion, depletion or destruction of existing inventories bearing the Seller Marks, and otherwise transition away from their respective further use and display of Seller Marks, it being understood that such process shall be completed by no later than the end of the TM Transition Period. All use of the Seller Marks during the TM Transition Period by and on behalf of Purchaser Parent, Purchaser Bank and their respective Affiliates shall comply with reasonable quality control guidelines provided by Seller Parent and consistent in all material respects with quality control guidelines applied to the Seller Marks as of the Closing Date.

4.16 [Reserved.]

4.17 Insurance.

(a) Subject to any limitations that may be imposed by applicable Law, for a period of six (6) years from and after the Closing Date, Seller Parent shall indemnify and hold harmless each of the current or former directors, officers or employees of Seller Bank (collectively, the “D&O Indemnified Parties”) to the fullest extent permitted by the current provisions regarding indemnification of D&O Indemnified Parties contained in the Constituent Documents of each of Seller Bank in each case upon receipt of an undertaking, from such D&O Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Party was not entitled to indemnification hereunder, arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing based in whole or in part on, or arising in whole or in part out of, or pertaining to (1) the fact that he or she is or was a director or officer of each of Seller Bank or any of its predecessors or (2) any matters arising in connection with the Transactions, and Seller Parent shall also advance expenses as incurred in each case, upon receipt of an undertaking, from such D&O Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Party was not entitled to indemnification hereunder. In the event any claim is asserted within such six (6)-year period, all such rights in respect of any such claim shall continue until disposition thereof.

(b) On or prior to the Closing, Seller Parent shall, at Seller Parent’s expense, (1) renew and/or maintain its directors’ and officers’ liability insurance policy and its fiduciary insurance policy, as such policies exist on the date hereof, to provide coverage for directors and officers of Seller Bank in their capacity as such for acts and omissions occurring prior to Closing, for a claims period of six (6) years after the Closing and (2) name each of Purchaser Parent and Purchaser Bank as co-defendants and successors-in-interest under Seller Parent’s existing directors’ and officers’ liability insurance and fiduciary insurance policies, in each case, for acts or omissions occurring prior to the Closing.

(c) In the event that Purchaser Bank or any of its successors or assigns shall (1) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Purchaser Bank shall cause proper provision to be made so that the successor and assignee of Purchaser Bank assumes the obligations set forth in this Section 4.17.

(d) Seller Bank shall (1) keep, or cause to be kept, all insurance policies in effect relating to Seller Bank as of the date hereof or suitable replacements therefor (with terms, conditions, retentions and limits of liability that are substantially similar in all material respects to the existing policies or otherwise consistent with the market practice of businesses of a similar size and type), in full force and effect through the close of business on the Closing Date, and (2) use reasonable best efforts to protect the rights of the insured Persons under such insurance policies or replacements in all material respects, including by causing said insured Persons to (A) pay or otherwise satisfy or have satisfied any unpaid premiums when due with respect to any period ending at or prior to the Closing, (B) provide any reasonably required notices (including renewal notices or, if applicable, other documentation reasonably required to continue in full force and effect such insurance policies) to the issuers thereof, and (C) act reasonably in respect of any decision whether to submit and pursue claims on a timely basis under such insurance policies, including by filing notices of incident for all known claims prior to the Closing.

(e) The provisions of this Section 4.17 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party, his or her heirs and his or her legal representatives.

4.18 Takeover Laws.

Purchaser Parent and its Subsidiaries shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law or Takeover Provision. If any Takeover Law or Takeover Provision may become, or may purport to be, applicable to the Transactions, Purchaser Parent, Purchaser Bank and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law or Takeover Provision on any of the Transactions.

4.19 Further Assurances.

From and after the Closing, consistent with the terms and conditions hereof, Seller Parent and Purchaser Parent shall and shall cause each of their respective Subsidiaries to, and shall use reasonable best efforts to cause their Affiliates to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as a party may reasonably require in order to carry out any of the Transactions. Following the Closing, the parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by applicable Law with respect or related to the Transactions.

4.20 Restrictions on Transfer of Stock Consideration.

(a) For a period of six (6) months following the Closing Date, Seller shall not, without the prior written consent of Purchaser Parent, directly or indirectly, sell, hypothecate, gift, bequeath, transfer, assign, pledge or in any way whatsoever otherwise encumber or dispose of (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), or enter into any contract, option, commitment, derivative or other arrangement or understanding with respect to any of the foregoing (each, a “Stock Transfer”) any portion of the Stock Consideration.

(b) Seller shall not, at any time, without the prior written consent of Purchaser Parent, effect a Stock Transfer of more than 125,000 shares of Purchaser Parent Common Stock received as Stock Consideration in any twenty four (24) hour period; provided, however, that the restrictions in this Section 4.20 (b) shall not apply to any Stock Transfer in which Seller transfers not more than fifty percent (50%) of the shares of Purchaser Parent Common Stock received by Seller as Stock Consideration in a single block transfer in compliance with Section 4.20(c).

(c) Seller shall not, at any time, without the prior written consent of Purchaser Parent, effect a Stock Transfer of more than fifty percent (50%) of all the shares of Purchaser Parent Common Stock received by Seller as Stock Consideration in a single block trade.

(d) Seller and Purchaser shall negotiate in good faith, and on or prior to the Closing Date shall authorize, execute and deliver, a reasonable and customary registration rights agreement with respect to the registration of any Stock Consideration that Seller receives in the Merger, which shall include customary rights for Seller to effect sales of such Stock Consideration pursuant to Seller Parent’s shelf registration statement, as well as customary piggyback, standstill and suspension period provisions.

4.21 Transition Services Agreement; Transition Plan; Transition Services.

(a) As promptly as reasonably practicable following the date hereof, but in any event no later than thirty (30) days following the date of this Agreement, the parties shall negotiate in good faith and execute a Transition Services Agreement (the “TSA”), reflecting the terms described in Exhibit 3.

(b) Between the date of this Agreement and the Closing Date, the Seller Parent, Purchaser Parent and Purchaser Bank shall, in accordance with mutually acceptable guidelines and procedures and in all events in accordance with applicable Law and internal policies: (a) designate certain Persons to serve as members of one or more (as agreed by Seller Parent, Purchaser Parent and Purchaser Bank) transition teams with representatives of both parties and cause such Persons to devote time to joint transition matters, including periodic meetings to discuss planning and implementation of transition plans, and (b) reasonably cooperate with the other party to assist in the formulation of a mutually agreed comprehensive joint transition plan in furtherance of the transactions contemplated by the TSA (it being understood that, in the preparation of such transition plan, each of Seller Parent, Purchaser Parent and Purchaser Bank shall allocate sufficient personnel, reasonably cooperate, and cause the members of the transition team or teams to negotiate in good faith). Following the development of such transition plan and until the Closing, each party shall use its reasonable best efforts to execute the transition plan.

4.22 Other Actions.

(a) On or prior to the Effective Time, Seller Bank shall take any combination of the following actions that results in each Subsidiary of Seller Bank ceasing to be a direct or indirect Subsidiary of Seller Bank as of the Effective Time: (1) declare and pay a dividend to Seller consisting of all the issued and outstanding Synergy Ones Shares, OMAFIN Shares and/or SB Capital Interests; (2) wind down the operations of, and liquidate, Synergy One and/or any of the other Excluded Subsidiaries; (3) sell or otherwise transfer the Synergy One Shares, OMAFIN Shares and/or SB Capital Interests to a third party; or (4) take any other action (including any combination of actions described in clauses (1), (2) and (3) above) that results in Seller Bank ceasing to have any direct or indirect Subsidiaries as of the Effective Time. Such actions will be treated as part of a plan of complete liquidation and dissolution of Seller Bank for purposes of Section 332 of the Code.

(b) The parties hereby agree to the matters set forth on Section 4.22 of the Purchaser Disclosure Schedule.

ARTICLE V

CLOSING CONDITIONS

5.01 Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each of Purchaser Parent, Purchaser Bank, Seller Parent, Seller and Seller Bank to effect the Transactions shall be subject to the fulfillment or written waiver by Purchaser Parent, Purchaser Bank, Seller Parent, Seller and Seller Bank at or prior to the Closing of each of the following conditions:

(a) Governmental and Regulatory Consents. (1) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (2) there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Transactions, by any Governmental Authority, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any Burdensome Condition, nor shall any Governmental Authority with jurisdiction over Purchaser Parent or its Subsidiaries have advised or notified any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition.

(b) No Injunction or Legal Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Merger or the other Transactions.

5.02 Conditions to Obligations of Seller Parent, Seller and Seller Bank.

The obligations of Seller Parent, Seller and Seller Bank to effect the Transactions shall also be subject to the fulfillment or written waiver by Seller Parent, Seller and Seller Bank, at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser Parent and Purchaser Bank set forth in Section 3.03(b), Section 3.03(e)(5)(B) and the last sentence of Section 3.03(c) of this Agreement (in each case after giving effect to the lead in to Section 3.03) shall be true and correct (other than, in the case of Section 3.03(b), such failures to be true and correct as are de minimis) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and the representations and warranties of Purchaser Parent and Purchaser Bank set forth in Section 3.03(a)(1) and Section 3.03(c) of this Agreement (other than the last sentence of Section 3.03(c)) (read without giving effect to any qualification as to materiality or Purchaser Material Adverse Effect set forth in such representations or warranties but, in each case after giving effect to the lead in to Section 3.03) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date). All other representations and warranties of Purchaser Parent and Purchaser Bank set forth in this Agreement (read without giving effect to any qualification as to materiality or Purchaser Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Section 3.03) shall be true and correct in all respects as of the date of this Agreement and (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Purchaser Material Adverse Effect set forth in such representations or warranties, has not had or would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser Parent and Purchaser Bank. Purchaser Parent and Purchaser Bank shall each have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Seller Parent shall have received a certificate signed on behalf of Purchaser Parent and Purchaser Bank by an executive officer of each of Purchaser Parent and Purchaser Bank certifying as to the matters set forth in Sections 5.02(a) and 5.02(b) with respect to the representations, warranties and obligations of Purchaser Parent and Purchaser Bank.

(d) Purchaser Closing Deliverables. Purchaser Parent and Purchaser Bank shall each have delivered to Seller Parent or Seller, as applicable, each of the certificates, instruments, agreements, documents and other items required to be delivered by it pursuant to Section 2.04(c) at or prior to the Closing Date.

(e) TSA Obligations. The TSA shall be in full force and effect, and Purchaser Parent and Purchaser Bank shall each have performed in all material respects all obligations required to be performed by each of them under the TSA, including the schedules thereto, at or prior to the Closing.

5.03 Conditions to Obligation of Purchaser Parent and Purchaser Bank.

The obligations of Purchaser Parent and Purchaser Bank to effect the Transactions shall also be subject to the fulfillment or written waiver by Purchaser Parent and Purchaser Bank, at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller Parent, Seller and Seller Bank set forth in Section 3.02(b), Section 3.02(f)(4)(C), Section 3.02(f)(6) and Section 3.02(x)(2) of this Agreement (in each case after giving effect to the lead in to Section 3.02) shall be true and correct (other than, in the case of Section 3.02(b), such failures to be true and correct as are de minimis) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and the representations and warranties of Seller Parent, Seller and Seller Bank set forth in Section 3.02(a)(1) and Section 3.02(d) of this Agreement (read without giving effect to any qualification as to materiality or Seller Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Section 3.02) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date). All other representations and warranties of Seller Parent, Seller and Seller Bank set forth in this Agreement (read without giving effect to any qualification as to materiality or Seller Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Section 3.02) shall be true and correct in all respects as of the date of this Agreement and (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Seller Material Adverse Effect set forth in such representations or warranties, has not had or would not reasonably be expected to have, a Seller Material Adverse Effect.

(b) Performance of Obligations of Seller. Seller Parent, Seller and Seller Bank shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Purchaser Parent shall have received a certificate signed on behalf of Seller Parent, Seller and Seller Bank by an executive officer of each of Seller Parent, Seller and Seller Bank certifying as to the matters set forth in Sections 5.03(a) and 5.03(b) with respect to the representations, warranties and obligations of Seller Parent, Seller and Seller Bank.

(d) Resignations. At or prior to the Effective Time, Seller Parent shall cause Seller Bank to remove or effect the resignation of each director Seller Bank as of the Effective Time.

(e) Seller Closing Deliverables. Seller Parent and Seller shall each have delivered to Purchaser Parent and Purchaser Bank, as applicable, each of the certificates, instruments, agreements, documents and other items required to be delivered by it pursuant to Section 2.04(c) at or prior to the Closing Date.

(f) Excluded Subsidiaries. Seller Bank shall have completed the actions set forth in Section 4.22 with respect to the Excluded Subsidiaries.

(g) TSA Obligations. The TSA shall be in full force and effect, and Seller Parent, Seller and Seller Bank shall each have performed in all material respects all obligations required to be performed by each of them under the TSA, including the schedules thereto, at or prior to the Closing.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION

6.01 Survival.

All representations and warranties made by any party in this Agreement shall survive the Closing Date until the date that is eighteen (18) months after the Closing Date, except with respect to, and to the extent of, any claim of which written notice in accordance with Section 6.04 or Section 6.05 has been given in good faith by one party to the other parties prior to such expiration; provided, however, notwithstanding the foregoing, (a) the Fundamental Representations shall survive the Closing Date indefinitely, (b) the representations and warranties set forth in Section 3.02(m) (Employee Benefit Plans) shall survive until the expiry of the applicable statute of limitations, (c) the representations and warranties set forth in Section 3.02(z) (Environmental Liability) shall survive until the third anniversary of the Closing Date, and (d) Section 3.02(o) (Taxes) shall survive as specified in Section 4.14. All covenants and agreements contained herein to be performed on or prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date. The covenants and agreements contained herein to be performed after the Closing, including the indemnification obligations contained in this Article VI, shall survive until fully satisfied in accordance with their terms.

6.02 Indemnification.

(a) By Seller Parent. Except with respect to Taxes, which are covered by Section 4.14, from and after the Effective Time, subject to the limitations set forth in this Article VI, Seller Parent shall indemnify, defend and hold harmless Purchaser Parent, its Affiliates, and their respective officers, directors, employees, agents and representatives (each, a “Purchaser Indemnitee”) against, and hold them harmless from and against, any loss, liability, claim, damage, award, judgment, penalty, cost or expense (including reasonable fees and expenses of counsel) (collectively, “Losses”), as incurred, to the extent, directly or indirectly, resulting from, related to or arising out of:

(1) any breach of any of the representations or warranties made by Seller Parent in this Agreement, other than any breach of Section 3.02(o), which shall be governed by Section 4.14;

(2) any failure by Seller Parent, Seller or Seller Bank to perform any of their respective covenants, obligations or agreements contained in this Agreement; and

(3) any Liability relating to Synergy One, OMAFIN and SB Capital (the “Excluded Subsidiary Matters”).

(b) By Purchaser Parent. Except with respect to Taxes, which are covered by Section 4.14, from and after the Effective Time, subject to the limitations set forth in this Article VI, Purchaser Parent shall indemnify, defend and hold harmless Seller Parent, its Affiliates, and their respective officers, directors, employees, agents and representatives (each, a “Seller Indemnitee”) against, and hold them harmless from and against, any Losses, as incurred, to the extent, directly or indirectly, resulting from, related to or arising out of:

(1) any breach of any of the representations or warranties made by Purchaser Parent in this Agreement;

(2) any failure by Purchaser Parent or Purchaser Bank to perform any of their respective covenants, obligations or agreements contained in this Agreement; and

(3) any Liability of Seller Bank related to its businesses or assets or any liability or obligation to the extent resulting from Purchaser Parent’s or Seller Bank’s failure to pay, discharge and perform any such liability or obligation when and as due, whether such liability or obligation is now in existence or hereafter incurred (except for such matters for which Seller Parent may be obligated to indemnify the Purchaser Indemnitees pursuant to this Section 6.02).

(c) Limitations. For purposes of calculating Losses subject to indemnification under Section 4.14 and this Article VI, any “materiality,” or “Seller Material Adverse Effect” or “Purchaser Material Adverse Effect” qualifications in the representations, warranties, covenants and agreements shall be disregarded. Seller Parent shall not be liable to the Purchaser Indemnitees pursuant to Section 6.02(a)(1) until the Losses with respect to the matters contemplated by such Section exceed an aggregate amount equal to $5,000,000 dollars (the “Deductible”), in which case, Seller Parent shall be liable for all Losses with respect to such matters in excess of the Deductible, up to an aggregate maximum amount payable equal to $100,000,000 dollars (the “Indemnity Cap”); provided, that, to the extent that any Loss with respect to such matters arises out of, results from or relates to a breach of any Fundamental Representation made by Seller Parent or fraud, neither the Deductible nor the Indemnity Cap shall apply. Purchaser Parent shall not be liable to the Seller Indemnitees pursuant to Section 6.02(b)(1) until the Losses with respect to such matters exceed the Deductible, in which case, Purchaser Parent shall be liable for all Losses with respect to such matters in excess of the Deductible, up to an aggregate maximum amount payable equal to the Indemnity Cap; provided, that, to the extent that any Loss arises out of, results from or relates to a breach of any Fundamental Representation made by Purchaser Parent or fraud, neither the Deductible nor the Indemnity Cap shall apply. For the avoidance of doubt, the Deductible and Indemnity Cap shall not apply to any Losses with respect to Taxes, which are covered by Section 4.14. In addition to the other limitations set forth in this Section 6.02(c), in no event shall Seller Parent’s maximum aggregate Liability for all Losses pursuant to Sections 4.14 and 6.02(a) exceed the Purchase Price.

6.03 Matters Involving Third Parties.

(a) Except with respect to Taxes, which are covered by Section 4.14, each Person entitled to indemnification under this Article VI (the “Indemnified Person”) shall give notice to the Person required to provide indemnification hereunder (the “Indemnifying Person”) promptly after such Indemnified Person receives written notice of any claim, action, suit, proceeding or demand asserted by any Person who is not a party (or a successor to a party) to this Agreement (a “Third-Party Claim”), which notice shall (1) set forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Person’s right to indemnification, (2) state that the Indemnified Person has incurred or paid or, in good faith, believes it will have to incur or pay, Losses in an aggregate stated amount (where practicable) arising from such Third-Party Claim, and (3) include copies of all material pleadings, correspondence and other written evidence of such Third-Party Claim; provided that the failure by an Indemnified Person to timely notify the Indemnifying Person shall not relieve any Indemnifying Person of its obligations under this Article VI except to the extent that such failure prejudices such Indemnifying Person. Thereafter, in the event that the Indemnifying Person assumes the defense of such Third-Party Claim pursuant to Section 6.03(b), the Indemnified Person shall deliver to the Indemnifying Person copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

(b) Except with respect to Taxes, which are covered by Section 4.14, the Indemnifying Person will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice, at the Indemnifying Person’s sole cost and expense (which assumption must be made by the Indemnifying Person, by notice to the Indemnified Person hereto in writing, within thirty (30) days after having been notified by the Indemnified Person of the existence of such Third-Party Claims); provided, however, the Indemnifying Person shall assume the defense of any Third-Party Claim resulting from, related to or arising out of any Excluded Subsidiary Matters; provided, further, that the Indemnifying Person shall not have the right to assume the defense of a Third-Party Claim if the claim seeks equitable or material non-monetary remedies or obligations on the Indemnified Person and; provided, further, that by assuming the defense of a Third-Party Claim the Indemnifying Person acknowledges its obligation to indemnify the Indemnified Person with respect to all or a significant portion of such Third-Party Claim. The Indemnifying Person will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Person (not to be unreasonably withheld, conditioned or delayed), unless the judgment or proposed settlement (1) involves only the payment of money damages against which the Indemnified Person is indemnified by the Indemnifying Person, covers the full amount of the Loss in such Third-Party Claim and releases the Indemnified Person and its Affiliates from all Liability or obligation in connection with such Third-Party Claim, (2) does not impose an injunction or other non-monetary relief upon the Indemnified Person and (3) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Person; provided, further, that a settlement or compromise of a Third-Party Claim by the Indemnifying Person without an admission of violation of Law or other wrongdoing shall not relieve the Indemnifying Person from any claim that the Indemnified Persons are entitled to indemnification in accordance with the terms of this Agreement in connection with such Third-Party Claim. Counsel selected by the Indemnifying Person to defend any such Third-Party Claim shall be a recognized law firm with the experience and resources to defend the Indemnified Person against any such Third-Party Claim in any such proceeding. If the Indemnifying Person elects to assume the defense of a Third-Party Claim, (A) the Indemnified Person will cooperate in all reasonable respects with the Indemnifying Person and its attorneys in such defense and (B) the Indemnifying Person will not be liable to the Indemnified Person for legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof unless the Indemnifying Person and the Indemnified Person are both named parties to the proceedings and the Indemnified Person shall have reasonably concluded, based on the advice of counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing material interests between them. In any such action or proceeding, the Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense. Provided that an Indemnified Person has given the Indemnifying Person notice of a Third-Party Claim as required hereunder, unless an Indemnifying Person assumes the defense of the Third-Party Claim, the Indemnified Person may defend against the Third-Party Claim in any manner it may reasonably deem appropriate, and the Indemnifying Person shall be bound by any final determination with respect to such Third-Party Claim prior to such assumption; provided, however, that the Indemnified Person may not agree to any settlement without the consent of the Indemnifying Person, which consent will not be unreasonably withheld, conditioned or delayed; it being understood that, to the extent an Indemnifying Person has withheld its consent for the Indemnified Person to agree to such settlement, the Indemnified Person shall be entitled to indemnification hereunder for Losses in excess of the proposed settlement amount. Each party shall reasonably cooperate with the other parties by providing records and information that are reasonably relevant to any Third-Party Claim on a timely basis, and shall in good faith make its personnel reasonably available to regularly consult with counsel for the other parties and include such counsel in relevant conferences and proceedings to the extent requested by such counsel. Within ten (10) Business Days of determination of the amount of a Third-Party Claim becoming non-appealable (whether as a result of procedural exhaustion or lapse of time), the Indemnifying Person shall pay to the Indemnified Person an amount equal to the aggregate Losses relating to such Third-Party Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the indemnified party not less than one (1) Business Day prior to such payment.

(c) Notwithstanding anything to the contrary contained in this Article VI, the parties shall cooperate with each other and use commercially reasonable efforts to obtain the benefits of any insurance coverage for Third-Party Claims that may be in effect at the time a Third-Party Claim is asserted, and, if any insurance carrier for Seller Parent, any Affiliate of Seller Parent, or Purchaser Parent is obligated or agrees to defend any Third-Party Claim, such defense shall be tendered to such insurance carrier and the rights of the parties among themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier. Except as provided in Section 4.17, nothing contained herein shall obligate any party to obtain or continue after the Closing any insurance coverage for any period.

(d) The amount of any Losses of any Indemnified Person under this Article VI and Section 4.14 shall be reduced by the amount, if any, (1) which the Indemnified Person has actually received from any third Person (including, without limitation, any insurance company or other insurance provider or any other right of indemnification or reimbursement from any other Person) (such amount being referred to herein as a “Third-Party Reimbursement”), in respect of the Losses suffered thereby and (2) of all net Tax benefits actually realized by the Indemnified Person through a reduction in Taxes otherwise due as a result of such Losses incurred or suffered by the Indemnified Person. If, after receipt by an Indemnified Person of an indemnification payment hereunder, such Person receives a Third-Party Reimbursement in respect of the same Losses (whether in whole or in part) for which indemnification was made and such Third-Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnified Person shall promptly turn over all or the relevant portion of such Third-Party Reimbursement to the Indemnifying Person up to the amount of the indemnification paid pursuant hereto.

(e) No Indemnifying Person shall have any Liability under this Article VI or Section 4.14 for indirect, speculative, special, incidental, consequential, punitive or exemplary damages, including lost profits (collectively, “Excluded Damages”); provided, however, that this sentence shall not apply to any Losses incurred by an Indemnified Person in a Third-Party Claim that includes claims against the Indemnified Person for Excluded Damages. Any Indemnified Person that becomes aware of a Loss for which it seeks indemnification under this Article VI shall be required to use commercially reasonable efforts to mitigate the Loss, including taking any actions reasonably requested by the Indemnifying Person, and an Indemnifying Person shall not be liable for any Loss to the extent that it is attributable to the Indemnified Person’s failure to mitigate. Seller Parent and its Affiliates shall have no Liability for any Loss (1) to the extent reflected by a specific reserve identified on the face of the Determination Date Balance Sheet or the Seller Financial Statements, except to the extent any such reserve was not calculated in accordance with the Accounting Principles, or (2) that is reflected as a direct adjustment to the Purchase Price, as set forth in Section 2.05(e).

6.04 Direct Claims.

If an Indemnified Person has a claim against an Indemnifying Person under this Agreement that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnifying Person (a “Direct Claim”), the Indemnified Person shall deliver notice of such Direct Claim with reasonable promptness to the Indemnifying Person, which notice shall (a) set forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Person’s right to indemnification, (b) state that the Indemnified Person has incurred or paid or, in good faith, believes it will have to incur or pay, Losses in an aggregate stated amount (where practicable) arising from such Direct Claim, and (c) include copies of all material written evidence of such Direct Claim. The failure by an

Indemnified Person to so notify the Indemnifying Person shall not relieve the Indemnifying Person of its obligations under this Article VI except to the extent that such failure prejudices such Indemnifying Person. Within ten (10) Business Days of the final determination of the amount of the Direct Claim pursuant to the terms of this Section 6.04, the Indemnifying Person shall pay to the Indemnified Person an amount equal to the aggregate Losses relating to such Direct Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the Indemnified Person not less than one (1) Business Day prior to such payment.

6.05 Exclusive Remedy.

(a) Notices of claims may not be delivered under this Article VI until after the Effective Time.

(b) Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, each of the parties hereby acknowledges and agrees that its sole and exclusive remedy for monetary damages with respect to any and all claims against any of the other parties and their Affiliates for breach of any covenant, agreement, representation or warranty contained in this Agreement, regardless of whether such claim arises in contract, tort, breach of warranty, or any other legal or equitable theory, shall be pursuant to the indemnification provisions contained in this Article VI and in Section 4.14 and shall be in lieu of any rights the parties may have under Law with respect thereto, except in the case of fraud or willful misconduct (it being expressly understood that such exception in no way limits Section 3.03(l)), and except as provided in Section 2.05, Section 4.07, Section 4.08 and Section 8.10. In furtherance of and subject to the foregoing, each of the parties hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any misrepresentation or breach of representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI.

(c) Unless otherwise required by applicable Law, all amounts paid by Seller Parent or Purchaser Parent under Section 4.14 or Article VI shall be treated for all Tax purposes as adjustments to the Purchase Price.

(d) To the extent any fact, condition or development directly results in an adjustment to the Purchase Price pursuant Section 2.05, no claim for indemnification under this Article VI shall be made by a party in respect of such direct adjustment (it being understood that the foregoing shall not preclude any claim for indemnification under this Article VI for Losses incurred by either party, directly or indirectly, resulting from, related to or arising out of any such fact, condition or development, other than to the extent it results directly in a direct adjustment to the Purchase Price).

ARTICLE VII

TERMINATION

7.01 Termination.

This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written agreement of Purchaser Parent and Seller Parent;

(b) by either Purchaser Parent or Seller Parent, by giving written notice of such termination to the other party, if any condition to such party’s obligations hereunder has not been satisfied or waived and the Closing shall not have occurred on or prior to August 13, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to (i) Seller Parent, if a material breach by Seller Parent, Seller or Seller Bank of any representation, warranty, covenant, agreement or obligation of such party under this Agreement has been the cause of the failure of the Closing to occur on or before such date or (ii) Purchaser Parent, if a material breach by Purchaser Parent or Purchaser Bank of any representation, warranty, covenant, agreement or obligation of such party under this Agreement has been the cause of the failure of the Closing to occur on or before such date;

(c) by Purchaser Parent or Seller Parent if any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable;

(d) by Purchaser Parent or Seller Parent if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Merger or the other Transactions or imposed any Burdensome Condition, by final, non-appealable action of such Governmental Authority, unless the failure to obtain a Requisite Regulatory Approval is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e) by Purchaser Parent, if Seller Parent has breached any representation or warranty, or any such representation or warranty has become untrue or incorrect, or Seller Parent, Seller or Seller Bank has breached or failed to perform any covenant or agreement, contained in this Agreement, which breach or failure to be true or correct or failure to perform would give rise to a failure of the condition set forth in Section 5.03(a) or 5.03(b) (in either case, as if the Closing Date were occurring on the date on which the accuracy of the representation or warranty is being assessed) and is not cured within thirty (30) days after the giving of written notice to the Seller Parent of such breach or is not capable of being cured not later than the Termination Date; or

(f) by Seller Parent, if Purchaser Parent has breached any representation or warranty, or any such representation or warranty has become untrue or incorrect, or Purchaser Parent or Purchaser Bank has breached or failed to perform any covenant or agreement, contained in this Agreement, which breach or failure to be true and correct or failure to perform would give rise to a failure of the condition set forth in Section 5.02(a) or 5.02(b) (in either case, as if the Closing Date were occurring on the date on which the accuracy of the representation or warranty is being assessed) and is not cured within thirty (30) days after the giving of written notice to Purchaser Parent of such breach or is not capable of being cured not later than the Termination Date.

7.02 Effect of Termination.

If this Agreement is terminated in accordance with this Article VII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or their respective Affiliates, directors, officers, shareholders, partners, agents or employees in connection with this Agreement; provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any party of any liability or damages to the other party resulting from any fraud or willful material breach of this Agreement occurring prior to termination and (b) the provisions set forth in the Confidentiality Agreement and in Section 4.04, this Section 7.02 and Article VIII shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01 Waiver; Amendment.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.02 Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

8.03 GOVERNING LAW.

THIS AGREEMENT WILL BE GOVERNED BY, AND ENFORCED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE THAT WOULD PROVIDE FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

8.04 VENUE FOR RESOLUTION OF DISPUTES.

Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to the Transaction Documents and the Transactions, whether in tort or Contract or at law or in equity, exclusively, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware)and (a) irrevocably submits to the exclusive jurisdiction of such court, (b) waives any objection to laying venue in any such action or proceeding in such court, (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.08 of this Agreement. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction Documents or the Transactions in such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or that such party is not subject to personal jurisdiction in such court.

8.05 WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

8.06 Assignment.

No party to this Agreement may assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Purchaser Parent may assign to one or more of its Subsidiaries the right to acquire the Shares (provided that such assignment would not delay or impede the consummation of the Transactions). Any attempted or purported assignment in contravention of this provision shall be null and void.

8.07 Expenses.

All fees and expenses incurred in connection with this Agreement and the other Transactions shall be paid by (a) Seller Parent, in the case of any fees or expenses incurred by Seller Parent, Seller, Seller Bank or their respective Subsidiaries, (b) Purchaser Parent, in the case of any fees or expenses incurred by Purchaser Parent and (c) Purchaser Bank, in the case of any fees or expenses incurred by Purchaser Bank, in each case whether or not the Closing is consummated.

8.08 Notices.

All notices or other communications hereunder to a party shall be deemed to have been duly given and made if (a) in writing and if served by personal delivery, by registered or certified mail (return receipt requested), or by a national courier service, (b) by facsimile, provided that the facsimile is promptly confirmed, or (c) by email, provided that the transmission of the email is promptly confirmed, to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Seller Parent, Seller or Seller Bank, to:

Mutual of Omaha Insurance Company

Mutual of Omaha Plaza

Omaha, NE 68175

Attention: Nancy Crawford, General Counsel

Telephone: (402) 342-7600

Facsimile: (402) 351-2775

Email: nancy.crawford@mutualofomaha.com

With a copy to (which shall not constitute notice):

Squire Patton Boggs (US) LLP

201 E. Fourth St., Suite 1900

Cincinnati, OH 45202

Attention: James J. Barresi

Telephone: (513) 361-1260

Facsimile: (513) 361-1201

Email: james.barresi@squirepb.com

If to Purchaser Parent or Purchaser Bank, to:

CIT Group Inc.

1 CIT Drive

Livingston, NJ 07039

Attention: James R. Hubbard, General Counsel

Telephone: (973) 740-5000

Facsimile: (866) 451-4408

Email: James.Hubbard@cit.com

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: H. Rodgin Cohen / Mitchell S. Eitel

Telephone: (212) 558-3534 / (212) 558-4960

Facsimile: (212) 291-9028 / (212) 291-9046

Email: cohenhr@sullcrom.com / eitelm@sullcrom.com

8.09 Entire Understanding.

(a) The Transaction Documents and the Confidentiality Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all other oral or written agreements heretofore made.

(b) Without limiting the effect of Section 3.03(l)(2), except for the representations and warranties contained in this Agreement or the Ancillary Agreements, none of Seller Parent, Seller, Seller Bank nor any other Person makes any other express or implied representation or warranty on behalf of Seller Parent, Seller, Seller Bank or their respective Subsidiaries or otherwise in respect of Seller Parent, Seller, Seller Bank or their respective Subsidiaries.

(c) Without limiting the effect of Section 3.02(dd)(2), except for the representations and warranties contained in this Agreement or the Ancillary Agreements, none of Purchaser Parent, Purchaser Bank nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser Parent, Purchaser Bank or their respective Subsidiaries or otherwise in respect of Purchaser Parent, Purchaser Bank or their respective Subsidiaries.

8.10 Specific Performance.

The parties hereto agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.

8.11 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision, or the application thereof, in any other jurisdiction.

8.12 Parties in Interest.

This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Section 4.17(a) with respect to D&O Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any Person other than the parties hereto and their successors or permitted assigns.

[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MUTUAL OF OMAHA INSURANCE COMPANY

By:	/s/ James T. Blackledge
Name:	James T. Blackledge
Title:	Chairman of the Board and Chief Executive Officer

OMAHA FINANCIAL HOLDINGS, INC.

By:	/s/ James T. Blackledge
Name:	James T. Blackledge
Title:	Chairman of the Board, President and Chief Executive Officer

MUTUAL OF OMAHA BANK

By:	/s/ Jeffrey R. Schmid
Name:	Jeffrey R. Schmid
Title:	Chairman of the Board and Chief Executive Officer

CIT GROUP INC.

By:	/s/ Ellen R. Alemany
Name:	Ellen R. Alemany
Title:	Chairwoman & Chief Executive Officer

CIT BANK, NATIONAL ASSOCIATION

By:	/s/ Ellen R. Alemany
Name:	Ellen R. Alemany
Title:	Chairwoman & Chief Executive Officer